LEASE Relating to premises known as Part 3rd Floor 245 Hammersmith Road, London W6 8PW

Dated: 5 April 2022

(1) 245 HAMMERSMITH ROAD NOMINEE 1 LIMITED, 245 HAMMERSMITH ROAD NOMINEE 2 LIMITED and 245 HAMMERSMITH ROAD LIMITED PARTNERSHIP (acting through its general partner 245 HAMMERSMITH ROAD GENERAL PARTNER LIMITED)

(2) ORCHARD THERAPEUTICS (EUROPE) LIMITED

CONTENTS

1	DEFINITIONS	1
2	INTERPRETATION	8
3	DEMISE, TERM AND RENT	9
4	TENANT'S OBLIGATIONS	10
4.1	Main Rent	10
4.2	Outgoings	10
4.3	Service Charge	11
4.4	VAT	11
4.5	Interest on overdue payments	11
4.6	Reimburse costs incurred by the Landlord	12
4.7	Third party indemnity	12
4.8	Insurance	12
4.9	Repair and decoration	12
4.10	Allow entry	13
4.11	Alterations	13
4.12	Relocation of External Works	14
4.13	Signs and advertisements	14
4.14	Obligations at the End Date	14
4.15	User	15
4.16	Dealings with the Premises	16
4.17	Registration of dealings	18
4.18	Marketing	18
4.19	Notifying the Landlord of notices or claims	18
4.20	Comply with Acts	18
4.21	Planning Acts	18
4.22	Rights and easements	19
4.23	Management of the Building	19
4.24	Superior interest	19
4.25	Registration at the Land Registry	19
4.26	Applications for consent or approval	19
5	LANDLORD'S OBLIGATIONS	20
5.1	Quiet enjoyment	20
5.2	Insurance	20
5.3	Services	20
5.4	Repayment of rent	20
5.5	Entry Safeguards	20
5.6	Scaffolding	20
5.7	Podium Leases	20
5.8	Designation of Common Parts and use of rights	21
6	AGREEMENTS	21
6.1	Landlord’s right to end this Lease	21
6.2	No acquisition of easements or rights	22
6.3	Service of Notices	22
6.4	Contracts (Rights of Third Parties) Act 1999	23
6.5	Contracting-out	23
6.6	Energy Performance Certificates	23
6.7	Energy Efficiency and Data Sharing	24

6.8	Release of Landlord	24
6.9	Superior landlord's consent	24
6.10	Limitations on title guarantee	24
7	EXISTING CONTAMINATION	24
8	BREAK CLAUSE	25
9	JURISDICTION	25
10	LEGAL EFFECT	25
Schedules
1	Rights	26
Part 1	Tenant’s Rights	26
Part 2	Landlord’s Rights	28
2	Rent review	31
3	Services and Service Charge	34
Part 1	Administrative provisions	34
Part 2	Landlord's obligations	35
Part 3	Services and charges	36
Part 4	Service Charge Exclusions	37
4	Insurance and Damage Provisions	39
5	Works	42
6	Underletting	46
APPENDICES
1	Base Build Specification	50

Plan 1 – Premises

Plan 2 – Podium

Plan 3 – Plant Area 10th Floor

Plan 4 – Plant Area 12th Floor

Plan 5 – Car Park

Plan 6 – Parking Space

LAND REGISTRY PRESCRIBED CLAUSES

LR1. Date of lease	5 April 2022
LR2. Title number(s)
LR2.1 Landlord's title number(s)	NGL692974.
LR2.2 Other title numbers	BGL125442, BGL125421, BGL125422, BGL125423 and BGL49405.
LR3. Parties to this lease
Landlord

together:

(1) 245 HAMMERSMITH ROAD NOMINEE 1 LIMITED (incorporated and registered in England and Wales under company registration number 10259825) whose registered office is at One Coleman Street, London EC2R 5AA;

(2) 245 HAMMERSMITH ROAD NOMINEE 2 LIMITED (incorporated and registered in England and Wales under company registration number 10259717) whose registered office is at One Coleman Street, London EC2R 5AA; and

(3) 245 HAMMERSMITH ROAD LIMITED PARTNERSHIP (incorporated and registered in England and Wales under company registration number LP17488) whose principal place of business is at One Coleman Street, London, EC2R 5AA (acting by its general partner 245 HAMMERSMITH ROAD GENERAL PARTNER LIMITED (incorporated and registered in England and Wales under company registration number 10250842) whose registered office is at One Coleman Street, London, EC2R 5AA).

Tenant	ORCHARD THERAPEUTICS (EUROPE) LIMITED (incorporated and registered in England and Wales under company registration number 9759506) whose registered office is at 108 Cannon Street, London, EC4N 6EU.
LR4. Property	In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.
The property described as the “Premises” in clause 1 of this Lease subject to clause 6.2.1 of this Lease.
LR5. Prescribed statements etc.	None.
LR6. Term for which the Property is leased	The term as specified in clause 3.1 of this Lease.
LR7. Premium	None.

LR8. Prohibitions or restrictions on disposing of this lease	This Lease contains a provision that prohibits or restricts dispositions.
LR9. Rights of acquisition etc.
LR9.1 Tenant's contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land	None.
LR9.2 Tenant's covenant to (or offer to) surrender this lease	None.
LR9.3 Landlord's contractual rights to acquire this lease	None.
LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None.
LR11. Easements
LR11.1 Easements granted by this lease for the benefit of the Property	As specified in this Lease at Part 1 of Schedule 1.
LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property	As specified in this Lease at Part 2 of Schedule 1.
LR12. Estate rentcharge burdening the Property	None.
LR13. Application for standard form of restriction	None.
LR14. Declaration of trust where there is more than one person comprising the Tenant	Not applicable.

LEASE

PARTIES

(1) the Landlord named in clause LR3 and any other person who becomes the immediate landlord of the Tenant (the “Landlord”); and

(2) the Tenant named in clause LR3 and its successors in title (the “Tenant”).

IT IS AGREED AS FOLLOWS:

1. DEFINITIONS TC "1 DEFINITIONS" \l 1

This Lease uses the following definitions:

“1925 Act”

Law of Property Act 1925;

“1954 Act”

Landlord and Tenant Act 1954;

“1986 Act”

Insolvency Act 1986;

“1994 Act”

Law of Property (Miscellaneous Provisions) Act 1994;

“1995 Act”

Landlord and Tenant (Covenants) Act 1995;

“1996 Act”

Arbitration Act 1996;

“Act”

any act of Parliament and any delegated law made under it;

“AGA”

an authorised guarantee agreement (as defined in section 16 of the 1995 Act);

“Ancillary Rent Commencement Date”

the Term Start Date;

“Break Date”

20 February 2027 (being the day immediately preceding the fifth anniversary of the Term Start Date);

“BREEAM”

the BRE Environmental Assessment Method;

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“Building”

the building known as 245 Hammersmith Road, London W6 8PW including all alterations, additions and improvements and all landlord’s fixtures forming part of it at any time during the Term;

“Building Management Systems”

all or any of the following (that do not exclusively serve any Lettable Unit) used within or serving (i) the Building and/or (ii) the Podium:

(a) lighting systems;

(b) security, CCTV and alarm systems;

(c) access control systems;

(d) audio and audio-visual systems;

(e) wireless, phone, data transmission and other telecommunications systems;

(f) air ventilation and filtration;

(g) air-conditioning, heating and climate control systems;

(h) water heating, filtering and chilling systems; and

(i) fire detection, alarm and sprinkler systems;

and all control systems, plant, machinery, equipment, Supplies and Conducting Media used in connection with them;

“Business Day”

any day other than a Saturday, Sunday or a bank or public holiday in England and Wales and “Business Days” shall be interpreted accordingly;

“Car Park”

the car park within the Building and which is shown edged blue on Plan 5;

“Common Parts”

subject to paragraph 4 of Part 2 of Schedule 1, any part of, or anything in, the Building that does not form part of a Lettable Unit and that is used or available for use by:

(a) the Tenant in common with others (including the communal roof terrace on the 10th floor of the Building designated by the Landlord for the use of the tenants of the Building);

(b) the Landlord in connection with the provision of the Services; or

(c) visitors to the Building;

“Conducting Media”

any media for the transmission of Supplies but not including any service risers or any other airspace through which the media run;

“Current Guarantor”

someone who, immediately before a proposed assignment, is either a guarantor of the Tenant’s obligations under this Lease or a guarantor of the obligations given by a former tenant of this Lease under an AGA;

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“Electronic Communications Apparatus”

“electronic communications apparatus” as defined in section 151 of the Communications Act 2003;

“End Date”

the last day of the Term (however it arises);

“Environmental Performance”

all or any of the following:

(a) the consumption of energy and associated generation of greenhouse gas emissions;

(b) the consumption of water;

(c) waste generation and management; and

(d) any other environmental impact arising from the use or operation of the Premises or the Building;

“EPB Regulations”

the Energy Performance of Buildings (England and Wales) Regulations 2012;

“EPC”

an Energy Performance Certificate and Recommendation Report (as defined in the EPB Regulations);

“External Works”

subject to clause 4.11.5, all or any of the following works outside the Premises:

(a) connecting to existing Conducting Media under paragraph 1 of Part 1 of Schedule 1;

(b) the installation of any apparatus permitted under the exception to clause 4.11.1(d);

(c) the installation of any Plant and Conducting Media between them and the Premises under paragraph 5 of Part 1 of Schedule 1;

“Group Company”

in relation to any company, any other company within the same group of companies as that company within the meaning of section 42 of the 1954 Act;

“Hazardous Material”

any substance, whether in solid, liquid or gaseous form, which is capable of causing harm to human health or to the environment whether on its own or in combination with any other substance;

“Insurance Rent”

the sums described in paragraph 1.1 of Schedule 4;

“Insured Risks”

the risks of fire (including subterranean fire), lightning, explosion, storm, flood, subsidence, landslip, heave, earthquake, burst or overflowing water pipes, tanks or apparatus, impact by aircraft or other aerial devices and any articles dropped from them, impact by vehicles, terrorism, riot, civil commotion and malicious damage to the extent, in each case, that cover is generally available on normal commercial terms in the UK insurance market at the time the insurance is taken out, and any other risks against which the Landlord reasonably insures from time to time, subject in all cases to any excesses, limitations and exclusions imposed by the insurers;

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“Interest Rate”

three per cent above the base rate for the time being in force of National Westminster Bank PLC (or any other UK clearing bank specified by the Landlord in writing);

“Lease”

this lease, which is a “new tenancy” for the purposes of section 1 of the 1995 Act, and any document supplemental to it;

“Lettable Unit”

accommodation within the Building from time to time let or occupied or intended for letting or occupation, but excluding accommodation let or occupied for the purposes of providing any of the Services;

“Main Rent”

the rent payable under clause 3.2;

“Notice”

any notice, notification or request given or made under this Lease;

“Outgoings”

all or any of:

(a) all existing and future rates, taxes, duties, charges, and financial impositions charged on the Premises and/or any Plant or any owner or occupier of them except for:

(i) tax (other than VAT) on the Rents payable; and

(ii) any tax arising from the Landlord’s (or landlord of the Podium Leases) dealing with its own interests;

(b) Supply Costs for the Premises and/or any Plant; and

(c) a fair and reasonable proportion of the Outgoings referred to in paragraphs (a) and (b) charged in respect of:

(i) the Podium; and

(ii) any other parts of the Building other than the Premises and/or any Plant to the extent that those amounts do not form part of the Service Costs;

“Parking Space Rent”

the sum of three thousand five hundred pounds (£3,500) per annum;

“Permitted Hours”

24 hours a day 365 days per year;

“Permitted Use”

the use of the Premises as offices and laboratory space within Class E of the Schedule to the Town and Country Planning (Use Classes) Order 1987 (as enacted at the date of this Lease);

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“Permitted Works”

any works or installations (including Tenant’s Business Alterations and any External Works) to which the Landlord has consented or for which, under clause 4.10, the Landlord’s consent is not required;

“Planning Acts”

every Act for the time being in force relating to the use, development, design, control and occupation of land and buildings;

“Planning Permission”

any permission, consent or approval given under the Planning Acts;

“Plans”

any of the plans as numbered contained in this Lease;

“Plant”

plant and other equipment erected pursuant to the Tenant’s rights in paragraph 5 of Part 1 of Schedule 1;

“Plant Area”

the following areas:

(a) the area on Floor 10 and which is shown edged red on Plan 3; and

(b) the area on Floor 12 and which is shown edged red on Plan 4 or any other area substituted for it under paragraph 5.2 of Part 1 of Schedule 1;

“Podium”

that land comprised within the registered titles listed in LR2.1 and LR2.2 (but excluding that land comprising the Building) and which is shown (for identification purposes only) on Plan 2 comprising:

(a) the area (at podium level together with the staircase up to the podium) shaded green;

(b) the ground floor piazza shaded light blue; and

(c) the staircase shaded orange;

“Podium Leases”

the following leases:

(a) lease of land adjacent to 1 Butterwick, Hammersmith dated 23 June 2016 made between (1) Aviva Life & Pensions UK Limited and (2) Legal And General Assurance (Pensions Management) Limited (and which is registered under title number BGL125421);

(b) lease of land outside of Metro Building, 1 Butterwick, Hammersmith dated 23 June 2016 made between (1) Rockspring Transeuropean VI Hammersmith Metro (Jersey) Limited and (2) Legal And General Assurance (Pensions Management) Limited (and which is registered under title number BGL125422); and

(c) lease of land outside of the hotel at 1 Shortlands, Hammersmith dated 23 June 2016 made between (1) Accor UK Pensions & Leisure Hotels Limited and (2) Legal And General Assurance (Pensions Management) Limited (and which is registered under title number BGL125423);

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“Premises”

the premises known as part of the 3rd floor offices forming part of the Building and shown edged red on Plan 1:

(a) including:

(i) all plaster and other internal surfacing materials and finishes on the structural walls, floors and ceilings of the Premises and on the other structural parts of the Building within or bounding the Premises;

(ii) windows and window frames but excluding the external decorative finishes of any windows on the external walls of the Building;

(iii) doors and door frames;

(iv) the plaster and other internal surfacing and finishes on any non-structural walls separating the Premises from any Common Parts;

(v) one half severed vertically of any non-structural walls separating the Premises from any adjoining Lettable Units;

(vi) the entirety of any non-structural walls wholly within the Premises;

(vii) all Conducting Media and landlord’s plant, equipment and fixtures exclusively serving the Premises including the Tenant’s fire detection, alarm and sprinkler systems (if any) up to the point of connection with the Landlord’s fire detection, alarm and sprinkler systems;

(viii) all tenant’s fixtures; and

(ix) any Permitted Works (other than any External Works) carried out; but

(b) excluding:

(i) all load bearing and exterior walls and the floors and ceilings of the Premises (other than those included above);

(ii) all structural parts of the Building;

(iii) the glass walls, windows, frames and structure of any exterior curtain walling;

(iv) the entirety (subject to paragraph (a)(iv) of this definition) of any non-structural walls separating the Premises from any Common Parts;

(v) the airspace within any service risers that run through the Premises;

(vi) the Landlord’s fire detection, alarm and sprinkler systems (if any) up to the point of connection with the Tenant’s fire detection, alarm and sprinkler systems; and

(vii) the Building Management Systems (if any) within the Premises;

“Rent Commencement Date”

29 June 2023 (subject to paragraph 3.3 of Schedule 4);

“Rent Days”

25th March, 24th June, 29th September and 25th December;

“Rent Review Date”

21 February 2027;

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“Rents”

the Main Rent, the Insurance Rent, the Service Charge, the Parking Space Rent, any VAT payable on them and any interest payable under clause 4.5;

“Risk Period”

the period that the Landlord in its absolute discretion decides, being a minimum of four years, starting on the date of the relevant damage or destruction;

“Service Charge”

subject to the provisions of paragraph 6 of Part 1 of Schedule 3, a fair proportion (calculated on a floor area basis or any other method as the Landlord decides from time to time and notifies to the Tenant) of the Service Costs;

“Service Charge Exclusions”

the costs listed in Part 4 of Schedule 3;

“Service Costs”

the aggregate costs (including VAT that is not recoverable by the Landlord from HM Revenue & Customs) incurred by the Landlord in providing the Services and paying the costs listed in Part 3 of Schedule 3 after excluding any Service Charge Exclusions;

“Services”

the services provided by the Landlord listed in Part 3 of Schedule 3;

“Supplies”

water, gas, air, foul and surface water drainage, electricity, oil, telephone, heating, cooling, energy, telecommunications, internet, data communications and similar supplies or utilities;

“Supply Costs”

the costs of Supplies including procurement costs, meter rents and standing charges and any taxes or levies payable on them;

“Tenant’s Business Alterations”

so long as they do not affect the structural integrity of the Building, any of the following in relation to the Premises or the structural or non-structural walls or the ceiling and floor slabs bounding the Premises that are not within any other Lettable Unit:

(a) the creation of openings in the walls, ceiling and floor slabs within or bounding the Premises for the passage of the Tenant’s Conducting Media; and

(b) fixing holes drilled into the floor or ceiling slabs, blockwork or plaster;

“Term”

the period of this Lease;

“Term End Date”

20 February 2032;

“Term Start Date”

21 February 2022;

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“Uninsured Risk”

the risk of damage to or destruction of the Premises by any of the Insured Risks to the extent that it:

(a) is not insured against because, at the time the insurance is taken out or renewed, insurance is not generally available in the UK market on normal commercial terms; or

(b) is not, at the date of the damage or destruction, insured against by reason of a limitation or exclusion imposed by the insurers but will not include loss or damage (or the risk of it) caused by reason of the Tenant’s act or failure to act;

“VAT”

value added tax or any similar tax from time to time replacing it or performing a similar function;

“VAT Supply”

a “supply” for the purpose of the Value Added Tax Act 1994; and

“Wireless Data Services”

the provision of wireless data, voice or video connectivity or wireless services permitting or offering access to the internet or any wireless network, mobile network or telecommunications system that involves a wireless or mobile device.

2. INTERPRETATION TC "2 INTERPRETATION" \l 1

In this Lease:

2.1 “notify”, “notifies” or “notifying” means notify, notifies or notifying in writing in accordance with clause 6.3;

2.2 where appropriate, the singular includes the plural and vice versa, and one gender includes any other;

2.3 all headings are for ease of reference only and will not affect the construction or interpretation of this Lease;

2.4 obligations owed by or to more than one person are owed by or to them jointly and severally;

2.5 an obligation to do something includes an obligation not to waive any obligation of another person to do it;

2.6 an obligation not to do something includes an obligation not to permit or allow another person to do it;

2.7 the Tenant will be liable for any breaches of its obligations in this Lease committed by:

2.7.1 any authorised occupier of the Premises or its or their respective employees, licensees or contractors; or

2.7.2 any person under the control of the Tenant or acting under the express or implied authority of the Tenant;

2.8 reference to either the Landlord or the Tenant having a right of approval or consent under this Lease means a prior written approval or consent, which must not be unreasonably withheld or delayed except where this Lease specifies that either the Landlord or the Tenant has absolute discretion;

2.9 where the Landlord has the right to impose regulations or to approve, decide, designate, nominate, request, require, specify, stipulate or express an opinion on any matter or thing under this Lease,

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that right will be subject to a condition that the Landlord will act reasonably and properly when exercising that right except where this Lease specifies that the Landlord has absolute discretion;

2.10 references to the provision of plans, drawings, specifications or other documents means their provision in hard copy, electronically in PDF format or in any other easily readable format as may be appropriate having regard to the purpose for which they are provided and the nature of the information that they contain, but not in a format that is proprietary to a particular computer system or program that cannot be imported into or easily read by another computer system or program;

2.11 references to a Schedule are to a Schedule to this Lease and the Landlord and the Tenant must comply with their respective obligations in them;

2.12 apart from in clause 4.6.1, where either the Tenant or the Landlord must pay any costs that the other incurs (or any proportion of them), those costs must be reasonable and proper and reasonably and properly incurred;

2.13 references to any sums being payable on demand or when demanded mean being payable when demanded in writing;

2.14 the Landlord’s rights under clause 4.10 and Part 2 of Schedule 1 may also be exercised by:

2.14.1 (to the extent referred to in the Podium Leases) the landlord of the Podium Leases;

2.14.2 those authorised by the Landlord; and

2.14.3 (to the extent referred to in the Podium Leases) by those authorised by the landlord of the Podium Leases;

2.15 reference to “the Podium”, “the Building”, “the Common Parts” or “the Premises” means the whole or an individual part or parts unless inappropriate in the context used;

2.16 reference to “adjoining premises” means any land or buildings adjoining or nearby the Building, whether or not owned by the Landlord (unless express reference is made to the Landlord’s ownership of those premises);

2.17 references to an Act are to that Act as amended from time to time and to any Act that replaces it but references to the Town and Country Planning (Use Classes) Order 1987 are to that Order as in force at the date of this Lease;

2.18 “includes”, “including” and similar words are used without limitation or qualification to the subject matter of the relevant provision;

2.19 if any provision is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remainder of this Lease will be unaffected;

2.20 if a person must take a matter into consideration that person must have reasonable regard to it but the final decision remains at that person’s absolute discretion; and

2.21 references to a clause or schedule are references to a clause or schedule of this Lease and references in a schedule to a paragraph are references to paragraphs in that schedule.

3. DEMISE, TERM AND RENT TC "3 DEMISE, TERM AND RENT" \l 1

3.1 The Landlord leases the Premises to the Tenant with full title guarantee subject to the variations set out in clause 6.10:

3.1.1 for a term starting on the Term Start Date and ending on the Term End Date;

3.1.2 together with the rights listed in Part 1 of Schedule 1;

3.1.3 excepting and reserving to the Landlord the rights listed in Part 2 of Schedule 1;

3.1.4 subject to the matters contained or referred to in title numbers NGL692974, BGL125442, BGL125421, BGL125422, BGL125423 and BGL49405;

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3.1.5 subject to any easements, rights and privileges currently existing and affecting the Premises; and

3.1.6 subject to any rights reserved by the Podium Leases so far as they affect the Premises (including any rights on the part of any of the landlords under the Podium Leases to terminate any of the Podium Leases).

3.2 The Tenant must pay as rent:

3.2.1 for the period starting on the Rent Commencement Date and ending on 28 December 2024 four hundred and seventy thousand two hundred and eighty six pounds (£470,286) yearly;

3.2.2 for the period of starting on 29 of December 2024 and ending on the day before the Rent Review Date nine hundred and forty thousand five hundred and seventy two pounds (£940,572) yearly; and

3.2.3 during the remainder of the Term, the rent set out in clause 3.2.1 as increased (if at all) under Schedule 2.

3.3 Main Rent is not payable for any period before the Rent Commencement Date.

3.4 If the Tenant does not serve any notice under clause 8.1 then, subject to paragraph 3.3 of Schedule 4, for the period of 20 months commencing on the Rent Review Date, the Tenant shall only be obliged to pay (in the manner referred to in clause 3.7) 50% of the Main Rent applicable for such period. Thereafter, and for the remainder of the Term, the Tenant shall be obliged to pay 100% of the Main Rent.

3.5 Starting on the Ancillary Rent Commencement Date the Tenant must pay as rent:

3.5.1 Service Charge due under clause 4.3 and Schedule 3; and

3.5.2 Insurance Rent; and

3.5.3 Parking Space Rent.

3.6 The Tenant must pay as rent VAT under clause 4.4.

3.7 The Main Rent is payable by equal quarterly payments in advance on the Rent Days in every year. The first payment will be for the period starting on (and to be paid on) the Rent Commencement Date and ending on the last day of that quarter.

3.8 The Parking Space Rent is payable by equal quarterly payments in advance on the Rent Days in every year. The first payment will be for the period starting on (and to be paid on) the Ancillary Rent Commencement Date and ending on the last day of that quarter.

3.9 The Rents and all other sums payable under this Lease must be paid by the Tenant by standing order to the United Kingdom bank account notified by the Landlord in writing to the Tenant.

3.10 The Tenant must not make any legal or equitable deduction, set-off or counterclaim from any payment due under this Lease unless required to do so by law.

4. TENANT'S OBLIGATIONS TC "4 TENANT'S OBLIGATIONS" \l 1

4.1 Main Rent TC "4.1 Main Rent" \l 2

The Tenant must pay the Main Rent when due.

4.2 Outgoings TC "4.2 Outgoings" \l 2

4.2.1 The Tenant must pay all Outgoings (with the exception of those referred to in clause 4.2.2) when demanded.

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4.2.2 If the Landlord loses the benefit of any rates relief or exemption after the End Date because the Tenant has received that benefit before the End Date, the Tenant must pay the Landlord on demand an amount equal to the relief or exemption that the Landlord has lost.

4.2.3 If so required by the Landlord, the following provisions will apply in respect of the Supply Costs for the Premises and/or Plant:

(a) the accounting period will be the period ending on 30 June in each year (or otherwise as the Landlord may decide and notify to the Tenant) or the End Date if sooner;

(b) until the Supply Costs for the Premises for each accounting period have been calculated, the Tenant must pay, by equal quarterly payments on the Rent Days, a provisional sum by way of Supply Costs for the Premises at the level that the Landlord requires;

(c) the Tenant must also pay on demand any sum or sums that the Landlord requires where the sums held on account by the Landlord in respect of the Supply Costs for the Premises are insufficient to meet the actual Supply Costs for the Premises;

(d) when the Supply Costs for the Premises for each accounting period have been calculated:

(i) the Tenant must pay on demand any amount by which the actual Supply Costs in respect of the Premises for the relevant accounting period exceed the on-account payments received; and

(ii) the Landlord must credit the amount by which the on-account payments received exceed the actual Supply Costs in respect of the Premises for the relevant accounting period against the next payment or payments to be made by the Tenant under this clause 4.2.2. Any amount owing at the End Date must be repaid to the Tenant within one month of its calculation; and

(e) the End Date will not affect the Tenant’s obligation to pay or the Landlord’s right to recover Supply Costs for the Premises after the End Date where this has not been calculated and demanded before the End Date.

4.3 Service Charge TC "4.3 Service Charge" \l 2

The Tenant must pay the Service Charge in accordance with Part 1 of Schedule 3.

4.4 VAT TC "4.4 VAT" \l 2

4.4.1 The Tenant must pay:

(a) VAT on any consideration in respect of a VAT Supply to the Tenant by the Landlord at the same time as the consideration is paid and on provision of a valid VAT invoice addressed to the Tenant; and

(b) on demand VAT (and interest, penalties and costs where these are incurred because of anything the Tenant does or fails to do) charged in respect of any VAT Supply to the Landlord in respect of the Premises where that VAT is not recoverable by the Landlord from HM Revenue & Customs.

4.4.2 The Tenant must not do anything that would result in the disapplication of the option to tax in respect of the Landlord’s interest in the Building.

4.5 Interest on overdue payments TC "4.5 Interest on overdue payments" \l 2

The Tenant must pay interest on the Rents and on all other sums not paid on or by the due date (or, if no date is specified, not paid within 10 Business Days after the date of demand). Interest will be payable at the Interest Rate for the period starting on the due date (or date of demand) and ending on the date of payment.

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4.6 Reimburse costs incurred by the Landlord TC "4.6 Reimburse costs incurred by the Landlord" \l 2

The Tenant must pay on demand the Landlord’s costs (including legal and surveyor's charges and bailiff’s and enforcement agent’s fees) and disbursements in connection with:

4.6.1 any breach of the Tenant’s obligations in this Lease, including the preparation and service of a notice under section 146 of the 1925 Act, whether or not forfeiture is avoided by an order of the court;

4.6.2 any application by the Tenant for consent under this Lease, whether that application is withdrawn or consent is granted or lawfully refused, except in cases where the Landlord is required to act reasonably and the Landlord unreasonably refuses to give consent;

4.6.3 the preparation and service of any notice by the Landlord under section 17 of the 1995 Act or section 81 Tribunals, Courts and Enforcement Act 2007; and

4.6.4 the preparation and service of a schedule of dilapidations served no later than three months after the End Date.

4.7 Third party indemnity TC "4.7 Third party indemnity" \l 2

4.7.1 The Tenant must indemnify the Landlord against all actions, claims, demands made by a third party, all costs, damages, expenses, charges and taxes payable to a third party and the Landlord’s own liabilities, costs and expenses incurred in defending or settling any action, claim or demand in respect of any personal injury or death, damage to any property and any infringement of any right arising from:

(a) the state and condition of the Premises or the Tenant’s use of them;

(b) the exercise of the Tenant’s rights; or

(c) the carrying out of any Permitted Works.

4.7.2 In respect of any claim covered by the indemnity in clause 4.7.1, the Landlord must:

(a) give notice to the Tenant of the claim as soon as reasonably practicable after receiving notice of it;

(b) provide the Tenant with any information and assistance in relation to the claim that the Tenant may reasonably require, subject to the Tenant paying to the Landlord all costs incurred by the Landlord in providing that information or assistance; and

(c) mitigate its loss (at the Tenant’s cost) where it is reasonable for the Landlord to do so.

4.8 Insurance TC "4.8 Insurance" \l 2

The Tenant must comply with its obligations in Schedule 4.

4.9 Repair and decoration TC "4.9 Repair and decoration" \l 2

4.9.1 The Tenant must:

(a) keep the Premises and any External Works and/or any Tenant’s Business Alterations in good and substantial repair and condition and clean and tidy;

(b) keep all Conducting Media, plant, equipment or fixtures forming part of the Premises and any External Works properly maintained and in good working order in accordance with good industry practice, the requirements of any Acts and any requirements of the Landlord’s insurers (subject to the Tenant being provided with details of such insurer’s requirements on request); and

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(c) replace (where beyond reasonable economic repair) any Conducting Media and plant, equipment or fixtures forming part of the Premises and any External Works with items of equivalent or better quality.

4.9.2 The Tenant must promptly replace any damaged glass forming part of the Premises with glass of equivalent appearance and of the same or better quality.

4.9.3 The Tenant must clean and repair all floor coverings in the Premises as often as reasonably necessary and, in the final three months of the Term, renew and replace them with floor coverings of a colour and quality first approved by the Landlord.

4.9.4 The Tenant must decorate the Premises as and when necessary and in the final six months of the Term. The colour scheme for the final internal redecoration must first be approved by the Landlord.

4.9.5 The obligations under this clause 4.9 apart from clause 4.9.2 exclude:

(a) damage by any Insured Risk, except to the extent that payment of any insurance money is refused because of anything the Tenant does or fails to do and the Tenant has not complied with paragraph 1.1.3 of Schedule 4; and

(b) damage by any Uninsured Risk.

4.10 Allow entry TC "4.10 Allow entry" \l 2

4.10.1 The Tenant must allow the Landlord to enter and inspect the Premises.

4.10.2 If the Landlord requires the Tenant to remedy any breach of the Tenant’s obligations regarding the state and condition of the Premises or to remove any unauthorised alterations then the Tenant must comply with those requirements immediately in the case of an emergency or, in all other cases, begin to comply with those requirements within one month after being notified of them and diligently complete any works required.

4.10.3 If the Tenant does not comply with clause 4.10.2, the Landlord may enter the Premises and carry out any works required itself. The Tenant must repay, as a debt on demand, all the costs the Landlord incurs in so doing. The Landlord’s rights under clause 6.1 will be unaffected.

4.11 Alterations TC "4.11 Alterations" \l 2

4.11.1 The Tenant must not:

(a) build any new structure on, or alter the external appearance of, the Podium or cut into the Podium or make any alterations or additions to the Podium.

(b) build any new structure on, or alter the external appearance of, the Premises or cut into any structural part of the Building, except for Tenant’s Business Alterations;

(c) do or omit to do anything which adversely affects the efficiency of the use of energy (including the efficiency of the air-conditioning serving the Premises) or water, the Environmental Performance or sustainability characteristics of the Premises or the Building, including the EPC and BREEAM ratings;

(d) make any alterations to the Premises which would make the existing EPC rating for the Premises or the Building prior to such alterations being carried out worse;

(e) make any alterations to the Premises which would require a new EPC to be obtained unless the Tenant has demonstrated to the reasonable satisfaction of the Landlord that such new EPC will show an asset rating that is not less than the EPC rating existing for the Premises or the Building prior to such alterations being carried out; or

(f) install Electronic Communications Apparatus or apparatus relating to Wireless Data Services within the Premises, except where intended only to serve the lawful

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occupier’s business at the Premises and the installation of such Electronic Communications Apparatus or Apparatus relating to Wireless Data Services must be subject to Landlord’s prior consent.

4.11.2 Landlord’s consent is not required for the installation or removal of tenant’s fixtures or for the installation and removal of, or alterations to internal demountable partitioning that will not have an adverse impact on the Environmental Performance of the Premises, the Building or the Building Management Systems, but the Tenant must notify the Landlord promptly after completing those works and provide the Landlord with “as built” drawings within 28 days after completion of those works.

4.11.3 The Tenant must not, without the Landlord’s consent:

(a) do any other works to the Premises;

(b) carry out or install any External Works;

(c) make any Tenant’s Business Alterations; or

(d) install any apparatus permitted under the exception to clause 4.11.1(d).

4.11.4 The Tenant must comply with its obligations in Schedule 5 when carrying out or installing any Permitted Works, whether or not the Landlord’s consent is required for them.

4.11.5 Where the Landlord’s consent is expressly required under this clause 4.11, the Landlord may impose requirements on the Tenant in addition to those contained in Schedule 5 when giving its consent.

4.11.6 The Tenant has no rights to carry out any alterations, works or installations outside the Premises unless it is expressly permitted to do so by this Lease. If the Landlord, in its absolute discretion, permits alterations, works or installations outside the Premises that are not permitted by this Lease, those alterations, works or installations will then be treated as External Works.

4.11.7 The Tenant may, with the Landlord’s consent, carry out works outside the Premises:

(a) to install or erect Plant on the Plant Area of a size and design approved by the Landlord; and

(b) to install new Conducting Media within the Building along routes approved by the Landlord to connect the Premises to any Plant installed or erected by the Tenant under clause (a).

4.12 Relocation of External Works TC "4.12 Relocation of External Works" \l 2

4.12.1 The Tenant must relocate any External Works when requested to do so on reasonable notice being not less than one month's notice by the Landlord (or immediately in case of emergency) to such alternative location as the Landlord shall (acting reasonably) allocate.

4.12.2 The Landlord will be responsible for the Tenant’s costs and expenses in complying with the Landlord’s request to relocate the External Works unless their relocation is required only temporarily to enable the Landlord to carry out any of the Services and the costs will be included in the Service Costs.

4.13 Signs and advertisements TC "4.13 Signs and advertisements" \l 2

The Tenant must not display any signs or advertisements on the Premises that are visible from outside the Building or the Common Parts except, in either case, for business signs that indicate the Tenant’s trading name in the style of and consistent with the Tenant’s standard business signage that are visible only through the main entrance to the Premises.

4.14 Obligations at the End Date TC "4.14 Obligations at the End Date" \l 2

4.14.1 By the End Date the Tenant must have removed at its own cost:

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(a) all tenant’s and trade fixtures from the Premises;

(b) all Electronic Communications Apparatus and apparatus relating to Wireless Data Services installed by the Tenant or any undertenant at the Premises;

(c) all signage installed by the Tenant or any undertenant at the Premises or elsewhere on the Building;

(d) unless and to the extent that the Landlord notifies the Tenant not to do so not more than nine months and not less than three months before the End Date, all Permitted Works; and

(e) without affecting any of the Landlord’s other rights, any works that have been carried out by the Tenant in breach of any obligation in this Lease.

4.14.2 The Tenant must, to the Landlord’s reasonable satisfaction, make good all damage to the Premises or the Building caused when complying with clause 4.14.1 and restore them to the same configuration, state and condition set out in the Base Build Specification annexed at Appendix 1.

4.14.3 At the End Date the Tenant must:

(a) give back the Premises (and the fixtures, plant and equipment in them) in good decorative order and in a state, condition and working order consistent with the Tenant’s obligations in this Lease;

(b) give back the Premises with vacant possession; and

(c) hand to the Landlord any registers or records maintained by the Tenant pursuant to any statutory duty that relate to the Premises including any health and safety file, EPC and asbestos survey.

4.14.4 If the Tenant has not removed all of its property from the Premises by the End Date and the Landlord gives the Tenant not less than five Business Days’ notice of its intention to do so:

(a) the Landlord may dispose of that property as the agent of the Tenant;

(b) the Tenant must indemnify the Landlord against any liability of the Landlord to any third party whose property has been disposed of in the genuine but mistaken belief that it belonged to the Tenant; and

(c) the Landlord must pay to the Tenant the proceeds of the disposal after deducting the costs of transportation, storage and disposal incurred by the Landlord.

4.15 User TC "4.15 User" \l 2

4.15.1 The Tenant must not use the Premises other than for the Permitted Use during the Permitted Hours.

4.15.2 The Tenant must not use the Premises for any illegal or immoral purpose, as a betting office, an amusement arcade or in connection with gaming, as offices to which members of the public are admitted, for any political or campaigning purposes or for any sale by auction.

4.15.3 The Tenant must not use the Premises for the sale of alcohol for consumption on or off the Premises or for the preparation or cooking of food other than, in either case, in connection with staff and client catering facilities ancillary to the Permitted Use.

4.15.4 The Tenant must not:

(a) keep in the Premises any plant, machinery or equipment (except that properly required for the Permitted Use) or any petrol or other explosive or specially flammable substance;

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(b) cause any nuisance or damage to the Landlord or the other tenants or occupiers of the Building or to the owners, tenants or occupiers of any adjoining premises;

(c) overload any part of the Premises or the Building or any plant, machinery, equipment or Conducting Media;

(d) do anything that blocks the Conducting Media or makes them function less efficiently including any blockage to or corrosion of any drains, pipes or sewers by virtue of any waste, grease or refuse deposited by the Tenant or any cleaning of them carried out by the Tenant; or

(e) operate any apparatus so as to interfere with the lawful use of Electronic Communications Apparatus or the provision of Wireless Data Services elsewhere in the Building or on any adjoining premises.

4.15.5 When exercising any right granted to it for entry to any other part of the Building the Tenant must:

(a) cause as little damage and interference as is reasonably practicable to the remainder of the Building and the business of its tenants and occupiers and make good any physical damage caused to the Landlord’s reasonable satisfaction; and

(b) comply with the Landlord’s requirements and those of any other tenants and occupiers of the Building who are affected.

4.15.6 When exercising any right granted to it for entry to the Podium the Tenant must:

(a) not cause any damage to the Podium; and

(b) comply with the Landlord’s requirements concerning the use of the Podium.

4.15.7 The Tenant must provide the Landlord with the names, addresses and telephone numbers of not fewer than two people who from time to time hold keys and any security access codes to the Premises and who may be contacted in an emergency if the Landlord needs access to the Premises outside the Tenant’s normal business hours.

4.15.8 The Landlord gives no warranty to the Tenant that the Permitted Use is or will remain a lawful or permitted use for the Premises under planning legislation.

4.16 Dealings with the Premises TC "4.16 Dealings with the Premises" \l 2

4.16.1 The Tenant must not assign, underlet, charge, hold on trust, part with or share possession or occupation of the Premises in whole or in part or enter into any agreement to do so, except as authorised under this clause 4.16 or Schedule 6.

4.16.2 The Tenant may, with the Landlord’s consent, assign the whole of the Premises.

4.16.3 For the purposes of section 19(1A) of the Landlord and Tenant Act 1927:

(a) if reasonable required by the Landlord any consent to assign may be subject to a condition that:

(i) the assigning tenant gives the Landlord an AGA; and

(ii) any guarantor of the assigning tenant gives the Landlord a guarantee that the assigning tenant will comply with the terms of the AGA in each case in a form that the Landlord requires, given as a deed and delivered to the Landlord before the assignment;

(b) any consent to assign may (to the extent required by the Landlord) be subject to either or both of the following conditions:

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(i) that a guarantor (approved by the Landlord) that is not a Current Guarantor guarantees the assignee's performance of the Tenant’s obligations in this Lease; and

(ii) the assignee enters into a rent deposit deed with the Landlord providing for a deposit of not less than nine months’ Main Rent (plus VAT) (calculated as at the date of the assignment) as security for the assignee’s performance of the tenant’s covenants in this Lease with a charge over the deposit;

in either case in a form that the Landlord requires, given as a deed and delivered to the Landlord before the assignment;

(c) the Landlord may refuse consent to assign if:

(i) the Tenant has not paid in full all Rents and other sums due to the Landlord under this Lease that are not the subject of a legitimate dispute about their payment;

(ii) the accounts of the proposed assignee or its guarantor have not been audited or, if they have been audited, relate to a period or periods the most recent of which expired more than eleven months before the date of the application for consent to assignment;

(iii) the proposed assignee or its guarantor is a company incorporated in or an individual resident in a country outside the United Kingdom and there is no treaty for the mutual enforcement of judgments between the United Kingdom and that country unless, in relation to a company, it carries on and maintains a business in the United Kingdom and, in the opinion of the Landlord, it has sufficient assets in the United Kingdom to enable it to meet its liabilities under this Lease;

(iv) the proposed assignee or its guarantor is a person who enjoys sovereign or state immunity, unless a department, body or agency of the United Kingdom Government;

(v) the proposed assignee is a Group Company of the Tenant; or

(vi) the proposed assignee is a Current Guarantor;

(d) the Landlord may refuse consent to assign in any other circumstances where it is reasonable to do so; and

(e) the Landlord may require any other condition to the Landlord’s consent if it is reasonable to do so.

4.16.4 The provisions of Schedule 6 apply to underlettings of the Premises and the Tenant must comply with its obligations in that Schedule.

4.16.5 The Tenant may charge the whole of the Premises to a genuine lending institution without the Landlord’s consent but the Tenant must notify the Landlord under clause 4.17 of any charge created.

4.16.6 In addition to the provisions of this clause 4.16, the Tenant may share occupation of the Premises with a Group Company of the Tenant on condition that:

(a) the Tenant notifies the Landlord of the identity of the occupier and the part of the Premises to be occupied;

(b) no relationship of landlord and tenant is created or is allowed to arise;

(c) the sharing of occupation ends if the occupier is no longer a Group Company of the Tenant; and

(d) the Tenant notifies the Landlord promptly when the occupation ends.

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4.17 Registration of dealings TC "4.17 Registration of dealings" \l 2

4.17.1 The Tenant must provide the Landlord with a certified copy of every document transferring or granting any interest in the Premises (and, if relevant, evidence that sections 24 to 28 of the 1954 Act have been lawfully excluded from the grant of any interest) within one month after the transfer or grant of that interest.

4.17.2 The Tenant must, on request, supply details to the Landlord of the names and addresses of anyone in occupation of the Premises, whether they are in occupation for the purpose of carrying on a business, the areas they occupy, the rents paid and the terms upon which they are in occupation.

4.18 Marketing TC "4.18 Marketing" \l 2

4.18.1 Unless genuine steps are being taken towards renewal of this Lease, the Tenant must, during the six months before the End Date, allow the Landlord to:

(a) place on the Premises (but not obstructing the Tenant’s corporate signage) a notice for their disposal; and

(b) subject to giving the Tenant reasonable notice of the same show the Premises at reasonable times in the day to potential tenants (who must be accompanied by the Landlord or its agents).

4.18.2 Subject to giving the Tenant reasonable notice of the same the Tenant must allow the Landlord at reasonable times in the day to show the Premises to potential purchasers of the Building (who must be accompanied by the Landlord or its agents).

4.19 Notifying the Landlord of notices or claims TC "4.19 Notifying the Landlord of notices or claims" \l 2

The Tenant must notify the Landlord as soon as reasonably practicable after the Tenant receives or becomes aware of any notice or claim affecting the Premises.

4.20 Comply with Acts TC "4.20 Comply with Acts" \l 2

4.20.1 The Tenant must do everything required under and must not breach any Act in respect of the Premises and their use and occupation and the exercise of the rights granted to the Tenant under this Lease.

4.20.2 The Tenant must not do or fail to do anything in respect of the Premises, the Building or their use and occupation the effect of which could make the Landlord liable to pay any penalty, damages, compensation, costs or charges under any Act.

4.20.3 The Tenant must promptly notify the Landlord of any defect or disrepair in the Premises that may make the Landlord liable under any Act or under this Lease.

4.21 Planning Acts TC "4.21 Planning Acts" \l 2

4.21.1 The Tenant must comply with the requirements of the Planning Acts and with all Planning Permissions relating to or affecting the Premises or anything done or to be done on them.

4.21.2 The Tenant must not apply for any Planning Permission except where any approval or consent required under any other provisions in this Lease for development or change of use has already been given and the Landlord has approved the terms of the application for Planning Permission.

4.21.3 The Tenant may only implement a Planning Permission that the Landlord has approved.

4.21.4 The Tenant must assume liability for and pay any Community Infrastructure Levy payable under Part 11 of the Planning Act 2008 or any other similar payments or liabilities that become due as a result of it (or its sub-tenants or other occupiers of the Premises) carrying out any Permitted Works or changing the use of the Premises. The Tenant will not be responsible under this Lease for any corresponding sums that become due as a result of

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any permitted development to or change of use of the Building carried out by the Landlord or any other occupier of the Building.

4.22 Rights and easements TC "4.22 Rights and easements" \l 2

The Tenant must not knowingly allow any rights or easements to be acquired over the Premises. If an encroachment may result in the acquisition of a right or easement:

4.22.1 the Tenant must notify the Landlord; and

4.22.2 the Tenant must, at the Landlord’s cost, help the Landlord in any way that the Landlord requests to prevent that acquisition.

4.23 Management of the Building TC "4.23 Management of the Building" \l 2

4.23.1 The Tenant must not load or unload vehicles except on the parts of the Building that it is permitted to use for that purpose by paragraph 2 of Part 1 of Schedule 1.

4.23.2 The Tenant must not park vehicles in the Common Parts except in any areas that it is permitted to use for that purpose by paragraph 2 of Part 1 of Schedule 1.

4.23.3 The Tenant must not obstruct the Podium or the Common Parts in any way or leave any goods on them.

4.23.4 The Tenant must not deposit rubbish anywhere on the Podium or the Building except in skips or bins provided for that purpose.

4.23.5 The Tenant must not use the Common Parts other than for the purposes designated under clause 5.8.

4.23.6 The Tenant must comply with all regulations notified to it or contained within any relevant tenant guide or handbook for the Building and/or the Podium published by the Landlord from time to time and provided to the Tenant. No regulations may impose obligations on the Tenant that are inconsistent with the Tenant’s rights and obligations under this Lease.

4.24 Superior interest TC "4.24 Superior interest" \l 2

The Tenant must not breach any of the Landlord’s obligations (excluding payment of rents or other sums) relating to the Building or the Podium in the Podium Leases or any obligations affecting the freehold interest in the Building or the Podium at the date of this Lease.

4.25 Registration at the Land Registry TC "4.25 Registration at the Land Registry" \l 2

4.25.1 If compulsorily registrable, the Tenant must:

(a) as soon as reasonably practicable following the date of this Lease, apply to register and then take reasonable steps to complete the registration of this Lease and the Tenant’s rights at the Land Registry; and

(b) provide the Landlord with an official copy of the registered title promptly after receipt.

4.25.2 The Tenant must as soon as reasonably practicable (and in any event within 6 weeks) after the End Date, apply to the Land Registry to close and then take reasonable steps to complete the closure of any registered title relating to this Lease and to remove from the Landlord’s registered title(s) to the Building and the Podium any reference to this Lease and the Tenant’s rights.

4.26 Applications for consent or approval TC "4.26 Applications for consent or approval" \l 2

Where the Tenant makes any application to the Landlord for consent or approval under this Lease, the Tenant must provide the Landlord with a complete and accurate copy of the heads of terms for any proposed dealing (if applicable) and all plans, drawings, specifications, documents and any other information required by the Landlord.

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5. LANDLORD'S OBLIGATIONS TC "5 LANDLORD'S OBLIGATIONS" \l 1

5.1 Quiet enjoyment TC "5.1 Quiet enjoyment" \l 2

The Tenant may peaceably hold and enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord except as permitted by this Lease.

5.2 Insurance TC "5.2 Insurance" \l 2

The Landlord must comply with the Landlord’s obligations in Schedule 4.

5.3 Services TC "5.3 Services" \l 2

The Landlord must comply with its obligations in Part 2 of Schedule 3.

5.4 Repayment of rent TC "5.4 Repayment of rent" \l 2

5.4.1 The Landlord must refund any Main Rent and Insurance Rent paid in advance by the Tenant in relation to the period falling after the End Date within 10 Business Days after the End Date.

5.4.2 Clause 5.4.1 will not apply if the Landlord ends this Lease under clause 6.1 or if this Lease is disclaimed by the Crown or by a liquidator or trustee in bankruptcy of the Tenant.

5.5 Entry Safeguards TC "5.5 Entry Safeguards" \l 2

The Landlord must, when entering the Premises to exercise any Landlord’s rights:

5.5.1 give the Tenant at least three Business Days’ prior notice (except in the case of emergency, when the Landlord must give as much notice as may be reasonably practicable);

5.5.2 where required by the Tenant, be accompanied by the Tenant’s representative but the Tenant must make that representative available; and

5.5.3 repair any physical damage that the Landlord causes as soon as reasonably practicable.

5.6 Scaffolding TC "5.6 Scaffolding" \l 2

5.6.1 The Landlord must ensure that in relation to any scaffolding erected outside the Premises in exercise of the Landlord’s rights under this Lease:

(a) it must (except in emergency when no notice need be given) give the Tenant not less than one month’s prior written notice of its proposals;

(b) it is removed as soon as reasonably practicable, with any damage caused to the exterior of the Premises made good;

(c) it causes as little obstruction as is reasonably practicable to the entrance to the Premises.

5.6.2 If the Tenant’s business signage is obstructed or interfered with by the scaffolding, the Landlord will permit the Tenant to display a sign (approved by the Landlord) on the exterior of the scaffolding in front of the Premises so that it is visible to the public.

5.7 Podium Leases TC "5.7 Podium Leases" \l 2

The Landlord must pay the rent reserved by the Podium Leases and comply with those tenant’s obligations in the Podium Leases that are not the responsibility of the Tenant under this Lease.

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5.8 Designation of Common Parts and use of rights TC "5.8 Designation of Common Parts and use of rights" \l 2

5.8.1 The Common Parts designated by the Landlord for the Tenant’s use under Part 1 of Schedule 1 must include those Common Parts that are from time to time necessary for the use and enjoyment of the Premises for their intended use.

5.8.2 If the Landlord does not designate specific Common Parts for the Tenant’s use, the Tenant will be entitled to use all Common Parts that are from time to time necessary for the reasonable and proper enjoyment of the Premises for their intended use but the Tenant will not have the right to use any Common Parts used solely by the Landlord for the provision of the Services.

5.8.3 Any service risers allocated by the Landlord for the Tenant’s use under paragraph 1.2 of Part 1 of Schedule 1 must take into account the location of the Premises and the requirements of the Tenant but, when allocating service risers, the Landlord (acting reasonably) will be entitled to take into account its own requirements and the requirements of other tenants and occupiers of the Building for the use of the service risers.

5.8.4 The Landlord (acting reasonably) may manage the allocation of the roof space over which the Tenant is granted rights under paragraph 5 of Part 1 of Schedule 1 taking into account its own requirements and the requirements of other tenants and occupiers of the Building. Where reasonably possible, areas will be separate for each tenant and the Landlord will take into account any riser allocation strategy and the location of the tenants’ facilities requiring connection to those areas.

6. AGREEMENTS TC "6 AGREEMENTS" \l 1

6.1 Landlord’s right to end this Lease TC "6.1 Landlord’s right to end this Lease" \l 2

6.1.1 If any event listed in clause 6.1.2 occurs, the Landlord may at any time afterwards re-enter the Premises or any part of them and this Lease will then immediately end.

6.1.2 The events referred to in clause 6.1.1 are as follows:

(a) any of the Rents are unpaid for 21 days after becoming due whether or not formally demanded;

(b) the Tenant materially breaches this Lease;

(c) any 1925 Act, administrative, court-appointed or other receiver or similar officer is appointed over the whole or any part of the Tenant’s assets, or the Tenant enters into any scheme or arrangement with its creditors in satisfaction or composition of its debts under the 1986 Act;

(d) if the Tenant is a company or a limited liability partnership:

(i) the Tenant enters into liquidation within the meaning of section 247 of the 1986 Act;

(ii) the Tenant is wound up or a petition for winding up is presented against the Tenant that is not dismissed or withdrawn within 14 days of being presented;

(iii) a meeting of the Tenant’s creditors or any of them is summoned under Part I of the 1986 Act;

(iv) a moratorium in respect of the Tenant comes into force under section 1(A) of and schedule A1 to the 1986 Act;

(v) an administrator is appointed to the Tenant; or

(vi) the Tenant is struck off the register of companies;

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(e) if the Tenant is a partnership, it is subject to an event similar to any listed in clause 6.1.2(d) with appropriate modifications so as to relate to a partnership;

(f) if the Tenant is an individual:

(i) a receiving order is made against the Tenant;

(ii) an interim receiver is appointed over or in relation to the Tenant’s property;

(iii) the Tenant becomes bankrupt or the Tenant is the subject of a bankruptcy petition;

(iv) the Tenant is adjudicated bankrupt by an adjudicator pursuant to section 263I of the 1986 Act;

(v) the Tenant applies for or becomes subject to a debt relief order or the Tenant proposes or becomes subject to a debt management plan; or

(vi) an interim order is made against the Tenant under Part VIII of the 1986 Act or the Tenant otherwise proposes an individual voluntary arrangement;

(g) any event similar to any listed in clauses 6.1.2(c) to 6.1.2(f) occurs in relation to any guarantor of the Tenant’s obligations under this Lease; or

(h) any event similar to any listed in clauses 6.1.2(c) to 6.1.2(g) occurs in any jurisdiction (whether it be England and Wales, or elsewhere).

6.1.3 Neither the existence nor the exercise of the Landlord’s right under clause 6.1.1 will affect any other right or remedy available to the Landlord.

6.1.4 In this clause 6.1 references to “the Tenant”, where the Tenant is more than one person, include any one of them.

6.2 No acquisition of easements or rights TC "6.2 No acquisition of easements or rights" \l 2

6.2.1 Unless they are expressly included in Part 1 of Schedule 1, the grant of this Lease:

(a) does not include any liberties, privileges, easements, rights or advantages over the Building or the Podium or any adjoining premises; and

(b) excludes any rights arising by the operation of section 62 of the 1925 Act or the rule in Wheeldon v Burrows.

6.2.2 The Tenant has no rights that would restrict building or carrying out of works to the Building or the Podium or any adjoining premises, other than any that the Landlord specifically grants the Tenant in this Lease.

6.2.3 The flow of light to the Premises is and will be enjoyed with the Landlord’s consent in accordance with section 3 of the Prescription Act 1832. Neither the enjoyment of that light and air nor anything in this Lease will prevent the exercise of any of the rights the Landlord has reserved out of this Lease. The Tenant must permit the exercise of these reserved rights without interference or objection.

6.2.4 The Tenant must not do or omit to do anything that would or might result in the loss of any right enjoyed by the Premises or the Building or the Podium.

6.2.5 The Tenant has no rights to enforce, release or modify or to prevent the release, enforcement or modification of, the benefit of any obligations, rights or conditions to which any other property within the Building or the Podium or any adjoining premises is or are subject.

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6.3 Service of Notices TC "6.3 Service of Notices" \l 2

6.3.1 Any Notice must be in writing and sent by pre-paid first class post or special delivery to or otherwise delivered to or left at the registered office or, if they do not have a registered office, to the last known address in the United Kingdom of the recipient or to any other address in the United Kingdom that the recipient has specified as its address for service by giving not less than ten Business Days’ notice under this clause 6.3. Any notice to be served on the Tenant may be sent by pre-paid first class or special delivery to or otherwise delivered to or left at the Premises.

6.3.2 Any Notice given will be treated as served on the second Business Day after the date of posting if sent by pre-paid first class post or special delivery or at the time the Notice is delivered to or left at the recipient’s address if delivered to or left at that address. If a Notice is treated as served on a day that is not a Business Day or after 5.00pm on a Business Day it will be treated as served at 9.00am on the immediately following Business Day.

6.3.3 Service of a Notice by fax or e-mail is not a valid form of service under this Lease.

6.4 Contracts (Rights of Third Parties) Act 1999 TC "6.4 Contracts (Rights of Third Parties) Act 1999" \l 2

Nothing in this Lease creates any rights benefiting any person under the Contracts (Rights of Third Parties) Act 1999.

6.5 Contracting-out TC "6.5 Contracting-out" \l 2

6.5.1 The Landlord and the Tenant confirm that before the date of the agreement for the grant of this Lease dated 23 November 2021 made between the parties to this Lease:

(a) a notice complying with Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 which relates to this tenancy was served by the Landlord on the Tenant on 19 November 2021; and

(b) a statutory declaration dated 19 November 2021 complying with paragraph 8 of Schedule 2 to that Order was made by or on behalf of the Tenant (and if the statutory declaration was made on behalf of the Tenant, the Tenant confirms that the declarant was duly authorised by the Tenant to make the statutory declaration on its behalf).

6.5.2 The Landlord and the Tenant agree and declare that the provisions of sections 24–28 (inclusive) of the 1954 Act do not apply to the tenancy created by this Lease.

6.6 Energy Performance Certificates TC "6.6 Energy Performance Certificates" \l 2

6.6.1 The Tenant must not obtain or commission an EPC in respect of the Premises unless required to do so by the Landlord for alterations or under the EPB Regulations. If the Tenant is required to obtain an EPC, the Tenant must notify the Landlord promptly following which (and subject to the Tenant paying the Landlord’s costs of obtaining an EPC for the Premises) the Landlord shall obtain an EPC.

6.6.2 The Tenant must cooperate with the Landlord, so far as is reasonably necessary, to allow the Landlord to obtain any EPC for the Premises or the Building and:

(a) provide the Landlord with copies of any plans or other information held by the Tenant that would assist in obtaining that EPC; and

(b) allow such access to the Premises to any energy assessor appointed by the Landlord as is reasonably necessary to inspect the Premises for the purposes of preparing any EPC.

6.6.3 The Tenant shall supply promptly to the Landlord a copy of any EPC the Tenant or any undertenant obtains or commissions in respect of the Premises or the Building together with the energy modelling calculation file and supporting drawings (also known as the NCT file).

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6.6.4 The Landlord must give the Tenant written details on request of the unique reference number of any EPC the Landlord obtains or commissions in respect of the Premises or the Building.

6.7 Energy Efficiency and Data Sharing TC "6.7 Energy Efficiency and Data Sharing" \l 2

6.7.1 The Landlord and the Tenant shall share the data they hold in respect of energy and water use and waste production/recycling as reasonably required between themselves and with any other third party who the parties agree needs to receive such data.

6.7.2 The Landlord and the Tenant shall keep the data disclosed under this provision confidential and shall only use such data for the purposes of ensuring that the Building is run in a sustainable way that minimises its environmental impact.

6.7.3 The Landlord shall ensure that similar restrictions on the publication and use of such data are placed on its managing agent and any other party responsible for the operation or management of the Building.

6.7.4 The Tenant shall co-operate with the Landlord in relation to any reasonable initiatives, in connection with the efficiency of the use of energy or water, the Environmental Performance or sustainability characteristics of the Building, including the EPC and BREEAM ratings provided that the parties shall have due regard to the costs associated with implementing any initiatives compared to the benefit to the Tenant of the outcome of any such initiatives.

6.7.5 Where the Premises are not already separately metered, the Landlord shall have the right to install separate sub-metering of utilities and/or heating and/or cooling used in the Premises. The Tenant shall give the Landlord the necessary access in order to allow for such metering to be installed. The Landlord shall give reasonable notice of the intention to install such metering and, when installing, shall use all reasonable endeavours not to disturb the Tenant’s beneficial use and occupation of the Premises.

6.8 Release of Landlord TC "6.8 Release of Landlord" \l 2

The Landlord’s obligations in this Lease will not bind the Landlord after it has disposed of its interest in the Premises and the Landlord will not be liable for any breach of the Landlord’s obligations in this Lease arising after the date of that disposal.

6.9 Superior landlord's consent TC "6.9 Superior landlord's consent" \l 2

Any consent that the Landlord gives is conditional on the consent (where required) of any superior landlord being obtained. The Landlord will apply for that consent at the Tenant’s cost and, to the extent the Landlord is consenting, the Landlord must take reasonable steps to obtain it.

6.10 Limitations on title guarantee TC "6.10 Limitations on title guarantee" \l 2

6.10.1 For the purposes of section 6(2) of the 1994 Act:

(a) all entries made in any public register that a prudent tenant would inspect will be treated as within the actual knowledge of the Tenant;

(b) section 6(3) of the 1994 Act will not apply; and

(c) the Tenant will be treated as having actual knowledge of any matters that would be disclosed by an inspection of the Premises.

6.10.2 Title to tenant’s fixtures is excluded from the title guarantee.

6.10.3 The Tenant will be responsible for the Landlord’s costs incurred in complying with the covenant set out in section 2(1)(b) of the 1994 Act.

7. Existing Contamination TC "7 EXISTING CONTAMINATION" \l 1

It is acknowledged and agreed between the Landlord and the Tenant that:

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7.1 The Tenant has no liability under any of the terms of this Lease in respect of:

7.1.1 the presence in, on, under or over the Premises of any Hazardous Material on or prior to the date of this Lease; or

7.1.2 the migration or escape onto (whether before or on the date of this Lease) the Premises of any Hazardous Material from any adjoining or nearby premises;

7.2 Notwithstanding any other term of this Lease the Tenant will not be liable to remediate and will not be liable for any costs incurred by the Landlord in respect of any matter falling within clause 7.1; and

7.3 This acknowledgement is made in accordance with the relevant statutory guidance to exclude the Tenant and all persons deriving title through or under the Tenant, from liability as an appropriate person to bear responsibility for any costs and liability in respect of such matters.

8. BREAK CLAUSE TC "8 BREAK CLAUSE" \l 1

8.1 The Tenant may end the Term on the Break Date by giving the Landlord not less than 6 months’ notice specifying the Break Date following which the Term will end on the Break Date if:

8.1.1 on the Break Date the Main Rent due up to and including that Break Date has been paid in full;

8.1.2 on the Break Date the whole of the Premises are given back to the Landlord free of the Tenant’s occupation and the occupation of any other lawful occupier and without any continuing underleases; and

8.1.3 the Tenant has, on or before the Break Date, paid to the Landlord 25% of the annual Main Rent payable under clause 3.2.2 (plus any VAT payable on that amount).

8.2 The Landlord may waive any of the pre-conditions in clauses 8.1.1 to 8.1.3 at any time before the Break Date by notifying the Tenant.

8.3 If the Tenant gives notice to the Landlord under clause 8.1, the Tenant must on or before the Break Date make the payment to the Landlord as detailed in clause 8.1.3.

8.4 If this Lease ends under this clause 7, this will not affect the rights of any party for any prior breach of an obligation in this Lease.

8.5 Time is of the essence for the purposes of this clause 7.

9. JURISDICTION TC "9 JURISDICTION" \l 1

9.1 This Lease and any non-contractual obligations arising out of or in connection with it will be governed by the law of England.

9.2 Subject to clause 9.3 and any provisions in this Lease requiring a dispute to be settled by an expert or by arbitration, the courts of England have exclusive jurisdiction to decide any dispute arising out of or in connection with this Lease, including in relation to any non-contractual obligations.

9.3 Any party may seek to enforce an order of the courts of England arising out of or in connection with this Lease, including in relation to any non-contractual obligations, in any court of competent jurisdiction.

10. LEGAL EFFECT TC "10 LEGAL EFFECT" \l 1

This Lease takes effect and binds the parties from and including the date at clause LR1.

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1 SCHEDULE 1 TC "Schedules" \l 4 \n

Rights TC "1 Rights" \l 3

Part 1 Tenant’s Rights TC "Part 1 Tenant’s Rights" \l 2

The following rights are granted to the Tenant in common with the Landlord, any person authorised by the Landlord and all other tenants and occupiers of the Building but subject to the Landlord’s rights (it being acknowledged that the rights granted in this Lease over such parts of the Podium as are demised to the Landlord under each of the Podium Leases shall only subsist for so long as the relevant Podium Lease (or any replacement of such Podium Lease) subsists):

1. Running of services

1.1 To connect to and use the existing Conducting Media at the Building intended to serve the Premises for the passage of Supplies from and to the Premises.

1.2 To use a fair proportion of the riser space allocated to tenants for their use within the Building that the Landlord has designated for the purpose of installing and running new Conducting Media exclusively serving the Premises.

2. Access and servicing

2.1 Access to and from the Premises at all times on foot only over the Common Parts and all of the Podium (with the exception of that part of the Podium registered under title number BGL125422, in respect of which the Landlord shall only grant such right to the extent that the Landlord (under the terms of Landlord’s lease of such land as referred to in the definition of the “Podium Leases”) is legally entitled to do so).

2.2 Subject to clause 4.23 to use each of the following within the Common Parts from time to time designated by the Landlord for the Tenant’s use:

2.2.1 any service area for loading and unloading and otherwise servicing the Premises;

2.2.2 the service roads with or without vehicles to come and go to and from any service area specified in paragraph 2.2.1; and

2.2.3 the service corridors and any goods lifts with or without trolleys to come and go between the Premises and any service area specified in paragraph 2.2.1.

3. Refuse disposal

To deposit rubbish in any receptacles or waste compactors within the Common Parts and the Podium provided by the Landlord for that purpose and designated by the Landlord for the use of the Tenant.

4. Entry onto the Common Parts

4.1 If the relevant work cannot otherwise be reasonably carried out, to enter the Common Parts with or without workmen, plant, equipment and materials to comply with the Tenant’s obligations in this Lease. When exercising this right, the Tenant must:

4.1.1 give the Landlord at least three Business Days’ prior notice (except in the case of emergency, when the Tenant must give as much notice as may be reasonably practicable);

4.1.2 observe the Landlord’s requirements (but where that includes being accompanied by the Landlord’s representative the Landlord must make that representative available);

4.1.3 cause as little interference to the operation and use of the Building as reasonably practicable;

4.1.4 cause as little physical damage as is reasonably practicable;

4.1.5 repair any physical damage that the Tenant causes as soon as reasonably practicable;

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4.1.6 where entering to carry out works, obtain the Landlord’s approval to the location, method of working and any other material matters relating to the preparation for, and execution of, the works;

4.1.7 remain upon the Common Parts for no longer than is reasonably necessary; and

4.1.8 where practicable, exercise this right outside the normal business hours of the Building.

5. Plant

5.1 Subject to the Tenant complying with clauses 4.10 and 4.12, to erect and maintain wireless network equipment, television aerials and satellite dishes and plant on the roof of the Building in the Plant Area, of a size and design, and with connections to the Premises, approved by the Landlord.

5.2 Subject to the Landlord complying with clause 5.8, the Landlord may allocate alternative roof space to the Tenant at any time so long as the alternative roof space is not materially less commodious to the Tenant.

5.3 Nothing in this paragraph 5 grants the Tenant rights to install any Electronic Communications Apparatus if the Tenant or the owner or operator of the Electronic Communications Apparatus would acquire rights to use and retain the Electronic Communications Apparatus under the Telecommunications Act 1984.

6. Signage

To exhibit the Tenant’s name in such form, shape and size as the Landlord specifies as the standard size and form of such signs:

6.1 on any display board provided by the Landlord in the entrance lobby of the Building; and

6.2 in the Common Parts adjacent to the main entrance to the Premises.

7. Support and shelter

Support and shelter for the Premises from the Building.

8. Staff cycle parking

8.1 To park up to 30 bicycles within the following spaces:

8.1.1 2 yellow cycle rack spaces;

8.1.2 2 Brompton bike lockers; and

8.1.3 26 standard cycle rack spaces

within the Common Parts or the Podium.

8.2 To use up to 28 lockers comprising the following:

8.2.1 11 lockers within the gents shower room;

8.2.2 9 lockers within the ladies shower room; and

8.2.3 8 lockers within the cycle storage area,

within the Common Parts.

8.3 The Landlord may, by notice in writing to the Tenant, vary the location of the lockers and cycle spaces from time to time.

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9. Toilet facilities

To use any toilet and shower facilities within the Common Parts designated by the Landlord as facilities for the use of the tenants of the Building.

10. Communal Roof Terraces

To use the communal roof terrace on the 10th floor of the Building designated by the Landlord as for the use of the tenants of the Building.

11. Generator

The exclusive use of 100Kva from the back-up generator at the Building.

12. Escape

On foot only, in emergencies and for fire escape drills, to use all fire escape routes:

12.1 in the Building as designated by the Landlord for the use of the tenants of the Building whether or not forming part of the Common Parts; and

12.2 across the Podium as designated by the Landlord for the use of the tenants of the Building.

13. Staff Parking

An exclusive right to park one (1) vehicle (such vehicle belonging to persons working at, or authorised visitors to, the Premises) within the parking space shaded red on Plan 6 (or such alternative parking space in any location within the Car Park notified by the Landlord to the Tenant (giving not less than two weeks’ notice)).

Part 2 Landlord’s Rights TC "Part 2 Landlord’s Rights" \l 2

The following rights are excepted and reserved to the Landlord:

1. Support, shelter, light and air

1.1 Support and shelter for the remainder of the Building from the Premises.

1.2 All rights of light or air to the Premises that now exist or that might (but for this reservation) be acquired over any other land.

2. Running of services

2.1 The passage and running of Supplies from and to the remainder of the Building through existing Conducting Media (if any) within the Premises.

2.2 The right to install new Conducting Media within the Premises and connect to them for the passage and running of Supplies to and from the remainder of the Building and any adjoining premises.

3. Entry on to the Premises

3.1 To enter the Premises:

3.1.1 ascertain whether the Tenant has complied with its obligations under this Lease;

3.1.2 provide the Services;

3.1.3 estimate the current value or rebuilding cost of the Premises and the Building for insurance or any other purposes;

3.1.4 inspect and measure the Premises for any purpose connected with the review of the Main Rent or the renewal of this Lease;

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3.1.5 inspect the state of repair and condition of the Premises and prepare any schedule of condition or dilapidations;

3.1.6 inspect, clean, maintain, replace or repair any existing Conducting Media within the Premises but serving the Building;

3.1.7 carry out any repairs, remove and make good any unauthorised alterations or carry out any works that the Tenant should have carried out under this Lease;

3.1.8 take schedules or inventories of landlord’s fixtures and other items to be returned to the Landlord at the end of the Term;

3.1.9 show the Premises to prospective buyers of the Building or, during the last six months of the Term, to prospective tenants of the Premises;

3.1.10 carry out or permit the repair, maintenance, decoration, replacement, renewal and cleaning of any adjoining premises or any building or engineering works upon them; and

3.1.11 enable the production of an EPC for the Premises or the Building whether or not the Landlord is under a statutory duty to produce an EPC or undertaking an air conditioning inspection and, for such purposes, the right to carry out the necessary tests on equipment; and

3.1.12 review or measure the Environmental Performance of the Premises, including to install, inspect, clean, maintain, replace and to take readings from metering equipment, heat cost allocators and thermostatic radiator valves within or relating to the Premises.

3.2 If the relevant work cannot be reasonably carried out without entry onto the Premises, to enter them to:

3.2.1 build on or into any boundary or party walls on or adjacent to the Premises;

3.2.2 inspect, repair, alter, decorate, rebuild or carry out other works upon the Building; or

3.2.3 for any other reasonable management purpose.

3.3 To enter the Premises to do anything that the Landlord is expressly entitled or required to do under this Lease or for any other reasonable purpose in connection with this Lease.

4. Common Parts and Conducting Media

4.1 In an emergency, or when works are being carried out to them, to close off or restrict access to the Common Parts, so long as (except in an emergency) alternative facilities are provided that are not materially less convenient.

4.2 To change, end the use of or reduce the extent of the Podium, any Common Parts or Conducting Media so long as:

4.2.1 alternative facilities are provided that are not materially less convenient; or

4.2.2 if no alternative is provided, the use and enjoyment of the Premises is not materially adversely affected.

4.3 From time to time to designate areas within the Common Parts for particular purposes including as service areas, car parks, service roads and footpaths and from time to time to reduce the size of any designated areas, so long as the remaining areas are reasonably adequate for their intended purposes.

4.4 To run Conducting Media over, under or along those areas allocated for the use of the Tenant under paragraph 5 of Part 1 of Schedule 1 (or allow others to do so) so long as they do not materially adversely affect the Tenant’s use of those areas.

5. Podium

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In an emergency, or when works are being carried out to them, or when any event takes place on the Podium, to close off or restrict access to the Podium provided that the Landlord shall re-open the Podium or remove such restriction as soon as reasonably practicable following such emergency, works or event.

6. Adjoining premises

To carry out works of construction, demolition, alteration or redevelopment on the Building, the Podium and any adjoining premises (and to permit others to do so) as the Landlord in its absolute discretion considers fit (whether or not these works interfere with the flow of light and air to the Premises) and the right in connection with those works to underpin and shore up the Premises.

7. Plant, equipment and scaffolding

The right, where necessary, to bring plant and equipment onto the Premises and to place scaffolding and ladders upon the exterior of or outside any buildings on the Premises and/or the Podium in exercising the Landlord’s rights (and/or undertaking the Landlord’s obligations) under this Lease.

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2 SCHEDULE 2

Rent review TC "2 Rent review" \l 3

1. Defined terms

This Schedule 2 uses the following definitions:

“Assumptions”

that:

(a) if the Building, the Podium or any part of them have been damaged or destroyed, they have been reinstated before the Rent Review Date;

(b) the Building is accessible and has the benefit of all essential services;

(c) the Podium is accessible and the rights contained in this Lease which relate to the Podium may lawfully be exercised;

(d) the Premises are fit for immediate occupation and ready to receive the willing tenant’s fitting-out works;

(e) the Premises may lawfully be let to, and used for the Permitted Use by, any person throughout the term of the Hypothetical Lease;

(f) there are no breaches of the Landlord’s or Tenant’s obligations in this Lease; and

(g) on the grant of the Hypothetical Lease the willing tenant will receive the benefit of a rent free period, rent concession or any other inducement of a length or amount that might be negotiated in the open market for fitting-out purposes and that the Market Rent is the rent that would become payable after the end of that period or concession or payment of that inducement.

“Disregards”

any or all of the following:

(a) any effect on rent of the Tenant (and the Tenant’s predecessors in title and lawful occupiers) having been in occupation of the Premises;

(b) any goodwill accruing to the Premises because of the Tenant’s business (and that of the Tenant’s predecessors in title and lawful occupiers);

(c) any special bid that the Tenant or any other party with a special interest in the Premises might make by reason of its occupation of any other part of the Building or any adjoining premises;

(d) any increase in rent attributable to any improvement, including any tenant’s initial fitting-out works, whether or not within the Premises:

(i) carried out by and at the cost of the Tenant or the Tenant’s predecessors in title or lawful occupiers before or during the Term;

(ii) carried out with the written consent, where required, of the Landlord or the Landlord’s predecessors in title; and

(iii) not carried out pursuant to an obligation to the Landlord or the Landlord’s predecessors in title (but any obligations relating to the method or timing of works in any document giving consent will not be treated as an obligation for these purposes);

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(e) any reduction in rent attributable to works that have been carried out by the Tenant (or the Tenant’s predecessors in title or lawful occupiers); and

(f) any reduction in rent attributable to any temporary works, operations or other activities on any adjoining premises.

“Hypothetical Lease”

a single lease:

(a) of the whole of the Premises;

(b) on the same terms as this Lease (including this Schedule 2) except for:

(i) the amount of Main Rent reserved immediately before the Rent Review Date;

(ii) any rent free period, rent concession or any other inducement received by the Tenant in relation to the grant of this Lease; and

(iii) any break clause in this Lease;

(c) by a willing landlord to a willing tenant;

(d) with vacant possession;

(e) without any premium payable by or (subject to paragraph (g) of the definition of “Assumptions”) to either the willing tenant or the willing landlord;

(f) for a term of 10 years starting on the Rent Review Date;

(g) with rent review dates every five years; and

(h) with a right for the tenant to bring the Hypothetical Lease to an end on the fifth anniversary of the date on which the term starts.

“Market Rent”

the yearly rent at which the Premises might reasonably be expected to be let on the open market on the Rent Review Date, on the terms of the Hypothetical Lease and applying the Assumptions and the Disregards.

2. Rent review

2.1 On the Rent Review Date the Main Rent is to be reviewed to the higher of:

2.1.1 the Main Rent reserved immediately before the Rent Review Date; and

2.1.2 the Market Rent.

2.2 The reviewed Main Rent will be payable from and including the Rent Review Date.

3. Resolution of disputes

3.1 The Market Rent at the Rent Review Date may be agreed between the Landlord and the Tenant. If they have not done so (whether or not they have tried) by the date three months before the Rent Review Date, either the Landlord or the Tenant can require the Market Rent to be decided by an independent expert. If the Landlord and the Tenant do not agree on who should decide the Market Rent, the expert will be appointed by the President of the Royal Institution of Chartered Surveyors on the application of either the Landlord or the Tenant. The expert will:

3.1.1 invite the Landlord and the Tenant to submit to him a proposal for the Market Rent with any relevant supporting documentation;

3.1.2 give the Landlord and the Tenant an opportunity to make counter submissions;

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3.1.3 give written reasons for his decisions, which will be binding on the parties; and

3.1.4 be paid by the Landlord and the Tenant in the shares and in the manner that he decides (or failing a decision, in equal shares).

3.2 The expert must be an independent chartered surveyor of not less than ten years’ standing who is experienced in the rental valuation of property similar to the Premises and who knows the local market for such premises.

3.3 If the expert dies, becomes unwilling or incapable of acting or it becomes apparent for any other reason that he will be unable to decide the Market Rent within a reasonable time, he may be replaced by a new expert who must be appointed on the terms set out in this paragraph 3.

3.4 Responsibility for the costs of referring a dispute to an expert, including costs connected with the appointment of the expert but not the legal and other professional costs of any party in relation to a dispute, will be decided by the expert and failing a decision, they will be shared equally between the parties.

4. Consequences of delay in agreeing the revised rent

4.1 If, by the Rent Review Date, the reviewed Main Rent has not been ascertained, then:

4.1.1 the Main Rent reserved under this Lease immediately before the Rent Review Date will continue to be payable until the reviewed Main Rent has been ascertained;

4.1.2 following the ascertainment of the Main Rent, the Landlord will demand the difference (if any) between the amount the Tenant has actually paid and the amount that would have been payable had the Main Rent been ascertained before the Rent Review Date; and

4.1.3 the Tenant must pay that difference to the Landlord within 10 Business Days after that demand and interest at three per cent below the Interest Rate calculated on a daily basis on each instalment of that difference from the date on which each instalment would have become payable to the date of payment. If not paid those sums will be treated as rent in arrear.

5. Rent review memorandum

When the Market Rent has been ascertained, a memorandum recording the Main Rent reserved on review must be entered into. The Landlord and the Tenant will each bear their own costs in relation to that memorandum.

6. Time not of the essence

For the purpose of this Schedule 2 time is not of the essence.

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3 SCHEDULE 3

Services and Service Charge TC "3 Services and Service Charge" \l 3

Part 1 Administrative provisions TC "Part 1 Administrative provisions" \l 2

1. Accounting period

The accounting period will be the period ending on 30 June in each year or otherwise as the Landlord may decide and notify to the Tenant. For any accounting period that does not fall wholly within the Term, the Service Charge will be a due proportion calculated on the assumption that the service charge expenditure accrues equally on a day to day basis throughout the period.

2. Service charge statements

2.1 After the end of each accounting period, the Landlord will supply the Tenant with a statement (the “Service Charge Statement”) for that accounting period of the:

2.1.1 Service Costs; and

2.1.2 Service Charge payable.

2.2 The Landlord must take reasonable steps to supply the Service Charge Statement within four months after the end of each accounting period.

2.3 Service Costs incurred in one accounting period, if not included in the Service Charge Statement for that accounting period for any reason, may be included in the Service Charge Statement for a subsequent accounting period.

2.4 The Tenant will be entitled upon prior appointment to inspect evidence of the Service Costs at the Landlord’s head office or any other location the Landlord specifies. The Tenant must ask to inspect the evidence not later than four months after receipt of the Service Charge Statement.

3. On-account payments of service charge

3.1 Until the Service Charge for each accounting period has been calculated, the Tenant must pay, by equal quarterly payments on the Rent Days, a provisional sum by way of Service Charge at the level that the Landlord requires.

3.2 The Tenant must also pay on demand any sum or sums that the Landlord requires where the Landlord will be obliged to incur any Service Costs and the sums held on account by the Landlord are insufficient to meet those costs.

3.3 The Landlord may, at the Landlord’s option, either recover the costs of providing heating and cooling to the Premises from the Tenant in accordance with clause 4.2 or as part of the Service Charge in accordance with this paragraph 3 of Part 1 of this Schedule.

4. Balancing payments of service charge

4.1 When the Service Charge for each accounting period has been calculated:

4.1.1 the Tenant must pay any amount due from it on demand; and

4.1.2 the Landlord must credit any amount due to the Tenant against the next payment or payments to be made by the Tenant under paragraph 3 of Part 1 of this Schedule. Any amount owing at the End Date must be repaid to the Tenant within one month of its calculation.

4.2 The End Date will not affect the Tenant’s obligation to pay or the Landlord’s right to recover Service Charge after the End Date where this has not been calculated and demanded before the End Date.

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5. Service charge disputes

If any dispute arises in connection with the Service Charge, the Landlord and the Tenant must attempt to resolve it by appropriate alternative means before resorting to court proceedings. The Service Charge Statement will (except for obvious error) become binding on the parties four months after it is delivered to the Tenant or (if later) once any dispute relating to it and arising during that period has been settled or decided.

6. Variation in the proportion of the service charge payable

6.1 In calculating the Service Charge for any of the Services, the Landlord’s surveyor may make any adjustment that is fair and reasonable in all the circumstances, having regard to the relative degree of benefit obtained by the Tenant and other tenants at the Building from those Services, including by dividing the services and charges set out in Part 3 of this Schedule into separate categories and applying weighting to those categories to take into account differing uses or operating hours.

6.2 If there is any change in the extent of the Building or the Podium, the Landlord must, where it is appropriate to do so, vary the Service Charge as is reasonable to take account of that change but the Service Charge will not materially increase solely as a result of any change in the extent of the Building.

6.3 The Service Charge must not be increased by reason only that any Lettable Units:

6.3.1 remain unlet;

6.3.2 are let on terms that do not require the tenant or other occupier to pay a service charge; or

6.3.3 are let on terms that cap the liability of any tenant or other occupier for service charge.

7. Landlord’s contribution to service charge

7.1 The Landlord is to contribute to the Service Charge any shortfall in the Service Charge arising from any Lettable Units:

7.1.1 being unlet;

7.1.2 are let on terms that do not require the tenant or other occupier to pay a service charge; or

7.1.3 are let on terms that cap the liability of any tenant or other occupier for service charge where the level of the service charge attributed to the relevant area exceeds the cap.

Part 2 Landlord's obligations TC "Part 2 Landlord's obligations" \l 2

1. Provision of services

1.1 The Landlord, acting reasonably and in the interests of good estate management:

1.1.1 may supply the Services listed in paragraph 23 of Part 3;

1.1.2 must supply all or any of the remaining Services listed in Part 3 in an efficient manner at all appropriate times; and

1.1.3 may vary, reduce or extend those Services.

2. Landlord’s rights and responsibilities

2.1 The Landlord:

2.1.1 may from time to time employ such agents, contractors or others as the Landlord decides; and

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2.1.2 will not be responsible for any interruption in the supply of the Services due to any circumstances outside the Landlord’s control or due to any necessary maintenance, repair, replacement, renewal, servicing, inspection or testing, but must take reasonable steps to restore the supply as soon as reasonably practicable.

Part 3 Services and charges TC "Part 3 Services and charges" \l 2

1. Repairing (and by way of repair, renewing, rebuilding and replacing), decorating, maintaining and cleaning the foundations, roof, structure and exterior of the Building and all Common Parts, Conducting Media and the Podium.

2. Repairing (and, by way of repair, renewing, rebuilding, and replacing), decorating, maintaining and cleaning any facilities (including means of access, Conducting Media, party walls and other boundary structures) used in common between the Building and any adjoining premises.

3. Repairing (and, by way of repair, renewing, rebuilding, and replacing), decorating, maintaining and cleaning any facilities (including means of access, Conducting Media, party walls and other boundary structures) affecting the Podium.

4. The costs of cleaning the external surfaces of the window and window frames in the Building and providing and maintaining plant, facilities and equipment for these purposes.

5. Lighting, heating, providing air-conditioning to and ventilating the Common Parts.

6. Lighting the Podium, the exterior of the Building and any facilities used in common between the Building and any adjoining premises.

7. Providing hot and cold water to, and maintaining operational supplies in, the toilets in the Common Parts.

8. Supply Costs incurred in providing the Services.

9. All existing and future rates, taxes, duties, charges and financial impositions charged on:

9.1 the Podium; and

9.2 the Common Parts or the Building as a whole,

(and a fair proportion of those levied on the Building along with any adjoining premises).

10. Providing, inspecting, maintaining (including by maintenance contracts and insurance against sudden and unforeseen breakdown), repairing, renewing, replacing, upgrading and operating:

(a) all plant, machinery, apparatus and vehicles used in providing the Services and all signage in the Common Parts and on the Podium; and

(b) security, fire-fighting and fire-detection equipment (excluding portable fire extinguishers in the Premises), fire alarm systems, public address systems, telecommunications systems, closed circuit television systems and traffic control and all other Building Management Systems.

11. Employing or procuring all staff (including remuneration, incidental benefits and all associated costs and overheads) for the management and security of the Building and of the Podium and otherwise in connection with the Services.

12. Providing non-residential accommodation for staff, plant, furniture, equipment and vehicles used in providing the Services, and all outgoings on them.

13. Employing or procuring agents, contractors or others as the Landlord decides in connection with the Services.

14. Storing, compacting, recycling and disposing of refuse.

15. Planting, replanting and maintaining landscape features in the Common Parts and on the Podium.

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16. Providing, cleaning and renewing carpeting in the Common Parts.

17. Providing reception facilities for visitors to the Building.

18. Pest and infection control.

19. Gritting, and clearing snow from, the Common Parts and the Podium.

20. Providing seasonal decorations within the Building.

21. Carrying out any works and providing and maintaining all facilities that are required under any Act or by insurers in relation to the Building and/or the Podium.

22. Providing any further services for maintaining and securing the amenities of the Building and/or the Podium.

23. Encouraging and procuring such services, amenities and events (including the arts, culture, creativity and commerce) in the Building and on the Podium so as to strengthen the connection between the occupiers of the Building, the people in the buildings surrounding the Podium, and the local population.

24. The payment of the amount of any excess or deductible under any insurance policy as referred to in paragraph 1.1.1(d) of Schedule 4 (to the extent that the Landlord does not recover such amounts under that paragraph).

25. Managing and administering service charge accounts for the Services and the Building including, where relevant, certifying, examining or auditing those accounts.

26. Auditing health and safety requirements for the Building and Podium and, where required by law or reasonable and cost-effective to do so, implementing the recommendations of that audit.

27. Auditing disabled access requirements for the Building and the Podium and, where required by law or reasonable and cost-effective to do so, implementing the recommendations of that audit.

28. Auditing the Environmental Performance of the Building and, where reasonable and cost-effective to do so, implementing the recommendations of any environmental management plan the Landlord has for the Building from time to time.

29. Interest costs reasonably incurred by the Landlord on borrowing from a UK clearing bank or, if the Landlord uses its own moneys, an amount equal to the interest costs that would have been incurred if the Landlord had borrowed from a UK clearing bank at reasonable commercial rates. Interest costs will be reasonably incurred under this paragraph if:

(a) the Landlord has to meet an immediate liability where the service charge funds held by the Landlord are insufficient for that purpose and the shortfall does not result from any caps on the amount of service charge recoverable, any non-payment of service charges by other tenants or any unlet Lettable Unit; or

(b) the Landlord decides at its absolute discretion to incur service charge expenditure in one accounting period and recover that expenditure over two or more accounting periods.

Part 4 Service Charge Exclusions TC "Part 4 Service Charge Exclusions" \l 2

1. Costs arising from any damage or destruction to the Building and/or the Podium caused by an Insured Risk or an Uninsured Risk.

2. Capital costs of the construction, alteration, redevelopment or extension of the Building or the Podium.

3. Costs of any unlet Lettable Unit.

4. Rent collection costs.

5. Costs incurred in dealing with any lettings or rent reviews at the Building.

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6. Unrecovered costs due from another tenant of the Building.

7. Costs incurred in dealing with the Landlord’s interest in the Building or the Podium, including the costs of advertising and promotional or publicity activities relating to any proposed dealing with the Landlord’s interest in the Building or the Podium.

8. Any expenditure in respect of which the Landlord has recovered the cost from any third party by way of warranty claims or claims under guarantees provided the cost of recovering such sums shall be a Service Cost where such sums were not recovered from such third party and the Landlord is to use all reasonable and commercially sensible endeavours to recover such expenditure and cost from such a third party.

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4 SCHEDULE 4

Insurance and Damage Provisions TC "4 Insurance and Damage Provisions" \l 3

1. Tenant’s insurance obligations

1.1 The Tenant must pay on demand:

1.1.1 a fair and reasonable proportion of:

(a) the sums the Landlord pays to comply with paragraphs 2.1.1 and 2.1.2;

(b) if not recovered through the service charge, the sums the Landlord pays to insure all plant, machinery, apparatus and vehicles used in providing the Services;

(c) the cost of valuations of the Podium, the Building and the Premises for insurance purposes made not more than once a year; and

(d) the amount of any excess or deductible under any insurance policy that the Landlord incurs or will incur in complying with paragraphs 2.3 and 2.4;

1.1.2 the whole of the sums the Landlord pays for insuring loss of the Main Rent and Service Charge for the Risk Period;

1.1.3 a sum equal to the amount that the insurers refuse to pay following damage or destruction by an Insured Risk to the Podium and/or the Building because of the Tenant’s act or failure to act; and

1.1.4 any additional or increased premiums that the insurers may require as a result of the carrying out or retention of any Permitted Works or the Tenant’s or any lawful occupier’s use of the Premises.

1.2 The Tenant must comply with the requirements of the insurers and must not do anything that may invalidate any insurance.

1.3 The Tenant must not use the Premises for any purpose or carry out or retain any Permitted Works that may make any additional premium payable for the insurance of the Premises or the Building or the Podium, unless it has first agreed to pay the whole of that additional premium.

1.4 The Tenant must notify the Landlord as soon as practicable after it becomes aware of any damage to or destruction of the Premises by any of the Insured Risks or by an Uninsured Risk.

1.5 The Tenant must keep insured, in a sufficient sum and with a reputable insurer, public liability risks relating to the Premises.

2. Landlord’s insurance obligations

2.1 The Landlord must insure (with a reputable insurer):

2.1.1 the Building and the Podium against the Insured Risks in its full reinstatement cost (including all professional fees and incidental expenses, debris removal, site clearance and irrecoverable VAT);

2.1.2 against public liability relating to the Building and the Podium; and

2.1.3 loss of the Main Rent and Service Charge for the Risk Period,

subject to all excesses, limitations and exclusions as the insurers may impose and otherwise on the insurer’s usual terms.

2.2 In relation to the insurance, the Landlord must:

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2.2.1 procure the Tenant’s interest in the Premises is noted either specifically or generally on the policy;

2.2.2 take reasonable steps to procure that the insurers waive any rights of subrogation they might have against the Tenant (either specifically or generally); and

2.2.3 provide the Tenant with a summary of its main terms upon the Tenant’s written request.

2.3 The Landlord must take reasonable steps to obtain any consents necessary for the reinstatement of the Building and/or the Podium (as may be applicable) following destruction or damage by an Insured Risk.

2.4 Following obtaining the consents referred to above (and when it is lawful to do so), the Landlord must reinstate (as may be applicable) the Building and/or the Podium following destruction or damage by an Insured Risk. Reinstatement need not be identical if the replacement is similar in size, quality and layout.

2.5 If the Landlord is obliged to reinstate the Premises, the Landlord is (if the Building or the Premises is substantially damaged or destroyed) to use all reasonable endeavours to obtain deeds of warranty from the building contractor and all members of the professional team engaged in respect of the design and construction of the reinstate Premises. The warranties must be in favour of the Tenant and in such form as the Tenant approves, such approval not to be unreasonably withheld or delayed.

2.6 Nothing in this paragraph 2 imposes any obligation on the Landlord to insure or to reinstate tenant’s fixtures forming part of the Premises or the Building.

2.7 Nothing in paragraph 2.4 will require the Landlord to reinstate any Lettable Units other than the Premises.

2.8 The Landlord's obligations under paragraphs 2.3 and 2.4 will not apply:

2.8.1 unless and until the Tenant has paid the amounts referred to in paragraph 1.1.1(d) and, where applicable, paragraph 1.1.3; or

2.8.2 if the Landlord notifies the Tenant under paragraph 4.1 that it ends the Lease.

2.9 If there is destruction or damage to the Building by an Uninsured Risk that leaves the whole or substantially the whole of the Premises unfit for occupation and use or inaccessible and the Landlord notifies the Tenant within six months afterwards that the Landlord wishes to reinstate, paragraphs 2.3 and 2.4 will then apply as if the damage or destruction had been caused by an Insured Risk.

2.10 Subject to the insurance premiums being reasonable and proper and reasonably and properly incurred, the Landlord will be entitled to retain all insurance commissions for its own benefit.

3. Rent suspension

3.1 Paragraph 3.2 will apply if the Building is destroyed or damaged by any Insured Risk or Uninsured Risk so that the Premises are unfit for occupation or use or inaccessible. Paragraph 3.2 will not apply to the extent that the Landlord’s insurance has been vitiated or payment of any policy moneys refused because of anything the Tenant does or fails to do and the Tenant has not complied with paragraph 1.1.3.

3.2 Subject to paragraph 3.1, the Main Rent, Service Charge and Parking Space Rent or a fair proportion of them, will not be payable from and including the date of damage or destruction until the earliest of:

3.2.1 the date that the Premises are again fit for occupation and use, accessible and ready to receive the Tenant’s fitting out works;

3.2.2 the end of the Risk Period; and

3.2.3 the End Date.

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3.3 If paragraph 3.2 applies before the Rent Commencement Date or during the rent free period referred to in clause 3.4, the number of days between the date of damage or destruction and either the Rent Commencement Date or the date on which 100% of the Main Rent again becomes payable (or where only a proportion of the Main Rent is or would have been suspended, an equivalent proportion of those days) will be added to the date the rent suspension ends and the resulting date will become the Rent Commencement Date or the date on which 100% of the Main Rent again becomes payable.

3.4 If paragraph 3.2 applies:

3.4.1 the Landlord must refund to the Tenant as soon as reasonably practicable a due proportion of any Main Rent and Service Charge paid in advance that relates to any period on or after the date of damage or destruction; and

3.4.2 the Tenant must pay to the Landlord on demand the Main Rent and Service Charge for the period starting on the date they again become payable to but excluding the next Rent Day.

3.5 Any dispute about the application of this paragraph 3 will be decided at the request of either party by a single arbitrator under the 1996 Act.

4. Termination

4.1 Paragraph 4.3 will apply if there is destruction or damage to the Building by an Insured Risk that leaves the whole or substantially the whole of the Premises unfit for occupation and use or inaccessible and, when the Risk Period ends, the Building has not been reinstated sufficiently so that the Premises are again fit for occupation and use and accessible and ready to receive tenant’s fitting out works.

4.2 If there is destruction or damage to the Building by an Uninsured Risk that leaves the whole or substantially the whole of the Premises unfit for occupation and use or inaccessible:

4.2.1 if the Landlord does not notify the Tenant within 12 months after the damage or destruction that the Landlord wishes to reinstate, this Lease will end on the last day of that 12 month period;

4.2.2 if the Landlord notifies the Tenant that the Landlord does not wish to reinstate, this Lease will end on the date of that notification by the Landlord;

4.2.3 paragraph 4.3 will apply if the Landlord notifies the Tenant that the Landlord wishes to reinstate and, when the Risk Period ends, the Building has not been reinstated sufficiently so that the Premises are again fit for occupation and use and accessible.

4.3 In the circumstances set out in paragraph 4.1 or paragraph 4.2.3, either the Landlord or the Tenant may end this Lease immediately by notifying the other at any time after the end of the Risk Period but before the Premises are again fit for occupation and use and accessible. Unless the damage or destruction was caused by an Uninsured Risk, the exercise of this right by the Tenant is subject to the Tenant complying with paragraph 1.1.1(d) and, where applicable, paragraph 1.1.3.

4.4 For the purposes of paragraphs 3.2.2 and 4.2.3, if the damage or destruction is caused by an Uninsured Risk, the Risk Period will be treated as beginning on the date the Landlord notifies the Tenant of its wish to reinstate under paragraph 2.9.

4.5 If this Lease ends under this paragraph 4:

4.5.1 that will not affect the rights of any party for any prior breaches;

4.5.2 the Tenant must give vacant possession of the Premises to the Landlord; and

4.5.3 the Landlord will be entitled to retain all insurance moneys.

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5 SCHEDULE 5

Works TC "5 Works" \l 3

1. Defined terms

This Schedule 5 uses the following definitions:

“CDM Regulations”

the Construction (Design and Management) Regulations 2015.

“Consents”

all necessary permissions, licences and approvals for the Permitted Works under the Planning Acts, the building and fire regulations, and any other statute, bye law or regulation of any competent authority and under any covenants or provisions affecting the Premises or the Building and as otherwise required from owners, tenants or occupiers of any part of the Building or any adjoining premises.

“Requirements”

the following requirements:

(a) the Tenant will enter into a JCT or a FIDIC construction agreement in respect of the Permitted Works prior to commencing the Permitted Works;

(b) the Tenant shall ensure that:

(i) the on-floor M&E installations are isolated from the rest of the Building while the Permitted Works are undertaken;

(ii) its contractors carry out their own validation of the Permitted Works prior to commencing the Permitted Works;

(iii) the Permitted Works do not cause an overload of the electrical services, take a disproportionate amount of common supplies or adversely impact the systems within the Building; and

(iv) its contractors maintain the water quality in all systems in the course of undertaking the Permitted Works;

(c) the Tenant shall keep the Landlord's building surveyor and the Landlord’s M&E consultant informed about the progress of the Permitted Works and shall ensure that the Landlord's building surveyor and the Landlord’s M&E consultant are permitted to monitor:

(i) the manner in which the Permitted Works are carried out; and

(ii) (having been given not less than 5 Business Days’ prior notice) the commissioning and sign-off of the Permitted Works,

to ensure that the Permitted Works are completed in the manner and form in which they were first approved and to ensure that the Building continues to work efficiently and in line with its design parameters;

(d) prior to the commissioning and signing-off of the Permitted Works the Tenant shall provide the Landlord with:

(i) plans of the Permitted Works overlaid on the plans of the Building’s management systems; and

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(ii) details of any changes to the operations and maintenance manuals arising from the Permitted Works;

(e) the number and frequency of the inspections referred to in paragraph (c) above will depend on the nature of the Permitted Works but, in any event, the Tenant is to ensure that these take place before any closing-up works are undertaken so as to ensure that any hidden services are (as applicable) installed or altered in the manner in which they were first approved;

(f) the Tenant shall only be permitted to connect the on-floor M&E installations to the rest of the Building once the Landlord's building surveyor and the Landlord's M&E consultant have confirmed that the commissioning of such systems have been undertaken in accordance with best practice; and

(g) the Tenant shall pay (within 10 Business Days of demand):

(i) the reasonable and proper costs incurred by the Landlord of employing the Landlord's building surveyor and the Landlord's M&E consultant in the manner referred to within these Requirements; and

(ii) the Landlord's reasonable and proper costs associated with overlaying the plans and specifications of the Permitted Works onto the Building’s management system.

2. Tenant’s obligations in relation to Permitted Works

2.1 Before starting any Permitted Works the Tenant must:

2.1.1 obtain and provide the Landlord with copies of any Consents that are required before they are begun;

2.1.2 fulfil any conditions in the Consents required to be fulfilled before they are begun;

2.1.3 comply with its obligations in clause 4.21.4;

2.1.4 notify the Landlord of the date on which the Tenant intends to start the Permitted Works;

2.1.5 provide the Landlord with any information relating to the Permitted Works as may be required by its insurers and, where the policy requires, not begin the Permitted Works until the Landlord notifies the Tenant that the insurers have given their consent to the Permitted Works; and

2.1.6 ensure that it or its building contractor has put in place public liability and employers’ liability insurance of at least £10 million in respect of each claim and provided the Landlord with a summary of the main terms of the insurance and evidence that the premiums have been paid.

2.2 If it starts any Permitted Works, the Tenant must carry out and complete them:

2.2.1 diligently and without interruption, and in any event within 12 months of starting the Permitted Works or, if any delay occurs that is outside the reasonable control of the Tenant, within such longer period as may be reasonable having regard to the reason for the delay;

2.2.2 in accordance with any drawings, specifications and other documents relating to the Permitted Works that the Landlord has approved;

2.2.3 in a good and workmanlike manner and with good quality materials;

2.2.4 in accordance with:

(a) the Requirements; and

(b) the reasonable principles, standards and guidelines set out in any relevant guide or handbook published by the Landlord (the Landlord to provide a copy to the Tenant

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as soon as reasonably possible following request) from time to time for tenant’s works carried out at the Building;

2.2.5 in compliance with the Consents and all Acts (including the Planning Acts) and with the requirements of the insurers of the Building and the Premises and (where applicable) of any competent authority or utility provider;

2.2.6 with as little interference as reasonably practicable to the owners and occupiers of any other parts of the Building or any adjoining premises; and

2.2.7 in compliance, to the extent applicable, with the CDM Regulations.

2.3 The Tenant must make good immediately any physical damage caused by carrying out the Permitted Works.

2.4 The Tenant must permit the Landlord on reasonable notice to enter the Premises to inspect the progress of the Permitted Works.

2.5 Until the Permitted Works have been completed, the Tenant must insure them for their full reinstatement cost (including professional fees) against loss or damage by the Insured Risks with a reputable insurer and provide the Landlord with a summary of the main terms of the insurance.

2.6 The Tenant must reinstate any of the Permitted Works that are damaged or destroyed before their completion.

2.7 Where the Landlord has given the Landlord’s consent to any Permitted Works:

2.7.1 the Tenant must comply with any additional obligations in relation to those Permitted Works that the Landlord lawfully imposes on the Tenant in giving the Landlord’s consent; and

2.7.2 if the Tenant has not started the Permitted Works within three months after the date of the consent, the Landlord may serve notice on the Tenant to withdraw the consent.

2.8 As soon as reasonably practicable following completion of the Permitted Works the Tenant must:

2.8.1 notify the Landlord of their completion;

2.8.2 obtain any Consents that are required on their completion;

2.8.3 remove all debris and equipment used in carrying out the Permitted Works;

2.8.4 notify the Landlord of the cost of the Permitted Works;

2.8.5 permit the Landlord to enter the Premises to inspect the completed Permitted Works;

2.8.6 supply the Landlord with two complete sets of as-built plans showing the Permitted Works; and

2.8.7 ensure that the Landlord is able to use and reproduce the as-built plans for any lawful purpose.

2.9 If the CDM Regulations apply to the Permitted Works, the Tenant must:

2.9.1 comply with them and ensure that any person involved in the management, design and construction of the Permitted Works complies with their respective obligations under the CDM Regulations;

2.9.2 if the Landlord would be treated as a client for the purposes of the CDM Regulations, agree to be treated as the only client in respect of the Permitted Works; and

2.9.3 on completion of the Permitted Works provide the Landlord with a copy of any health and safety file relating to the Permitted Works and deliver the original file to the Landlord at the End Date.

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2.10 If the Permitted Works invalidate or materially adversely affect an existing EPC or require the commissioning of an EPC, the Tenant must (at the Landlord’s option):

2.10.1 obtain an EPC from an assessor approved by the Landlord and give the Landlord written details of the unique reference number for that EPC; or

2.10.2 pay the Landlord’s costs of obtaining an EPC.

2.11 If any Consents for the Permitted Works require any works to be carried out by a date that falls after the End Date, the Tenant must, if notified by the Landlord at least three months before the End Date, carry out and complete those works before the End Date.

3. No warranty relating to Permitted Works

The Landlord gives no express or implied warranty (and the Tenant acknowledges that the Tenant must satisfy itself):

3.1 as to the suitability, safety, adequacy or quality of the design or method of construction of any Permitted Works;

3.2 that any Permitted Works may lawfully be carried out;

3.3 that the structure or fabric of the Premises or the Building is able to accommodate any Permitted Works; or

3.4 that any of the services supplying the Premises or the Building will either have sufficient capacity for or otherwise not be adversely affected by any Permitted Works.

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6 SCHEDULE 6

Underletting TC "6 Underletting" \l 3

1. Defined terms

This Schedule 6 uses the following definitions:

“Approved Underlease”

an underlease approved by the Landlord and, subject to any variations agreed by the Landlord in its absolute discretion:

(a) lawfully excluded from the security of tenure provisions of the 1954 Act;

(b) granted without any premium being received by the Tenant;

(c) reserving a market rent, taking into account the terms of the underletting;

(d) containing provisions for rent review at five yearly intervals and otherwise on the same terms as in Schedule 2;

(e) containing provisions for change of use and alterations corresponding to those in this Lease;

(f) prohibiting the assignment of part only of the Underlet Premises;

(g) allowing assignment of the whole of the Underlet Premises with the prior consent of the Landlord on terms corresponding to those in this Lease;

(h) containing a covenant by the Undertenant not to create any sub-underlease of the whole or any part of the Underlet Premises;

(i) containing provisions requiring the Undertenant to pay as additional rent the whole or, in the case of an Underlease of a Permitted Part, a due proportion, of the Insurance Rent, Service Charge and other sums, excluding the Main Rent, payable by the Tenant under this Lease; and

(j) containing other provisions corresponding with those in this Lease;

“Approved Undertenant”

a person approved by the Landlord and who has entered into a direct deed with the Landlord agreeing to:

(a) comply with the terms of the Approved Underlease; and

(b) procure that any proposed assignee of the Underlet Premises enters into a direct deed in the same terms as set out in this definition of Approved Undertenant;

“Permitted Part”

any part of the Premises having independent means of access, for general access and for servicing, from the public highway, from the Common Parts or from those parts of the Premises approved by the Landlord as common parts for the use and enjoyment of the Tenant and any permitted undertenants of the Premises;

“Underlease”

the underlease granted following the approval of the Approved Underlease;

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“Underlet Premises”

the premises let by an Underlease; and

“Undertenant”

the Approved Undertenant to whom the Tenant grants an Underlease.

2. Right to underlet

2.1 Subject to paragraph 2.2, the Tenant may, with the Landlord’s consent, underlet the whole of the Premises or the whole of a Permitted Part by an Approved Underlease to an Approved Undertenant.

2.2 The Tenant must not allow more than three people (including the Tenant) to have a legal right to occupy the Premises. Any Group Company of the Tenant will count as the Tenant for the purposes of this paragraph.

3. Obligations in relation to underleases

3.1 The Tenant must not waive any material breach by an Undertenant of any terms of its Underlease.

3.2 The Tenant must not reduce, defer, accelerate or commute any rent payable under any Underlease.

3.3 On any review of the rent payable under any Underlease, the Tenant must:

3.3.1 review the rent of the Underlease in compliance with its terms;

3.3.2 not agree the reviewed rent (or the appointment of any third party to decide it) without the Landlord’s approval;

3.3.3 include in the Tenant’s representations to any third party any representations that the Landlord may require; and

3.3.4 notify the Landlord what the reviewed rent is within two weeks of its agreement or resolution by a third party.

3.4 The Tenant must not:

3.4.1 vary the terms; or

3.4.2 accept any surrender of the whole,

of any Underlease without the Landlord’s approval.

3.5 The Tenant must not accept the surrender of any part (rather than the whole) of the Underlet Premises.

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Executed as a deed by )

245 HAMMERSMITH ROAD NOMINEE 1 )

LIMITED acting by a director in the )

presence of: )

Signature of director

Witness Signature:

Witness Name:

Witness Address:

Executed as a deed by )

245 HAMMERSMITH ROAD NOMINEE 2 )

LIMITED acting by a director in the )

presence of: )

Signature of director

Witness Signature:

Witness Name:

Witness Address:

Executed as a deed by )

245 HAMMERSMITH ROAD LIMITED ) PARTNERSHIP acting by 245 )

HAMMERSMITH ROAD GENERAL )

PARTNER LIMITED as general partner, )

acting by )

in the presence of: )

Signature of director

Witness Signature:

Witness Name:

Witness Address:

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Signed as a deed by ORCHARD )

THERAPEUTICS (EUROPE) LIMITED )

acting by a director in the presence of )

Director

Witness Signature:

Witness Name:

Witness Address:

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